Exhibit 10.9

EXECUTION VERSION

NOTE AND WARRANT PURCHASE AGREEMENT

Dated as of August 20, 2004

Among

Core-Mark Holding Company, Inc. and the other Issuers identified on the signature pages hereto,

as co-Issuers,

Wells Fargo Bank, N.A., as Administrative Agent,

Wells Fargo Bank, N.A., as the LC Issuer,

and

The Purchasers Listed Herein

UP TO $60,000,000 IN AGGREGATE ORIGINAL PRINCIPAL AMOUNT

OF THE ISSUERS’ SENIOR SECURED NOTES DUE 2009

WARRANTS TO PURCHASE 247,654 SHARES OF COMMON STOCK OF CORE-MARK

HOLDING COMPANY, INC.

TABLE OF CONTENTS

ARTICLE 1	DEFINITIONS	2

1.1.	Certain Defined Terms; Construction	2
1.2.	Calculations in Accordance with GAAP	2

ARTICLE 2	PURCHASE AND SALE OF THE SECURITIES AT THE EFFECTIVE DATE	3

2.1.	Purchase and Sale of the Securities at the Effective Date	3
2.2.	Payment of Purchase Price	4
2.3.	Closing	4
2.4.	Use of Proceeds	4

ARTICLE 3	ISSUANCE OF SPECIFIED LCS; PURCHASE AND SALE OF ADDITIONAL NOTES FOLLOWING THE EFFECTIVE DATE	5

3.1.	Issuance of Specified LCs; Grant of Put Right/Call Right for Additional Notes	5
3.2.	Issuance of Additional Notes Upon Draw on Specified LC	6
3.3.	Put Consideration	6
3.4.	Reductions or Eliminations of Availability	6
3.5.	Procedures for Issuance of Additional Notes in connection with Draw	8
3.6.	Issuance of Additional Notes Upon Reduction in Aggregate Availability	9
3.7.	Failure to Issue Additional Notes	9
3.8.	Penalty for Late Payment	10
3.9.	Updated Schedules	10
3.10.	LC Issuer’s Fee	10
3.11.	Specified LC Renewal, etc.	11

ARTICLE 4	TERMS OF THE NOTES	12

4.1.	Interest on the Notes	12
4.2.	Payment of Notes	13
4.3.	Payment Procedures	14
4.4.	Taxes	15
4.5.	Manner and Time of Payment	17
4.6.	LIBOR Breakage	17
4.7.	Application of Certain Payments	17

ARTICLE 5	REPRESENTATIONS AND WARRANTIES OF PURCHASERS	17

5.1.	Legal Capacity; Due Authorization	18
5.2.	Restrictions on Transfer	18
5.3.	Accredited Investor, etc.	18
5.4.	Brokerage Fees, etc.	18

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5.5.	No Advertisement	19

ARTICLE 6	REPRESENTATIONS AND WARRANTIES OF THE ISSUERS	19

6.1.	Corporate Existence; Compliance with Law	19
6.2.	Executive Offices, Collateral Locations, FEIN	19
6.3.	Corporate Power, Authorization, Enforceable Obligations	19
6.4.	Financial Statements and Projections	20
6.5.	Material Adverse Effect	21
6.6.	Ownership of Property; Liens	21
6.7.	Labor Matters	21
6.8.	Ventures, Subsidiaries and Affiliates; Outstanding Stock and Indebtedness	22
6.9.	Government Regulation	22
6.10.	Margin Regulations	22
6.11.	Taxes	23
6.12.	ERISA	23
6.13.	No Litigation	24
6.14.	Brokers	24
6.15.	Intellectual Property	25
6.16.	Full Disclosure	25
6.17.	Environmental Matters	25
6.18.	Insurance	26
6.19.	Deposit and Disbursement Accounts	26
6.20.	Solvency	26
6.21.	Bonding; Licenses	26
6.22.	First Lien Debt and Subordinated Debt	26
6.23.	Status of Holdings	27
6.24.	Transfer of Assets of Debtors to Issuers under the Plan of Reorganization	27
6.25.	Capitalization	27
6.26.	Private Placement	27

ARTICLE 7	CONDITIONS TO THE INITIAL CLOSING	27

7.1.	Representations and Warranties; No Default	27
7.2.	Documents Satisfactory; Transactions Consummated	28
7.3.	Delivery of Documents	29
7.4.	No Material Adverse Change, etc.	30
7.5.	Corporate/Capital Structure	30
7.6.	Authorizations, Consents and Approvals	30
7.7.	Litigation	30
7.8.	Other Fees and Expenses; Initial Put Consideration	31
7.9.	No Violation of Regulations T, U or X	31

ARTICLE 8	CONDITIONS TO SUBSEQUENT CLOSINGS	31

8.1.	Conditions to Purchase of Additional Notes pursuant to Section 3.6	31

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ARTICLE 9	FINANCIAL STATEMENTS AND INFORMATION	32

9.1.	Reports and Notices	32
9.2.	Communication with Accountants	32

ARTICLE 10	AFFIRMATIVE COVENANTS	32

10.1.	Maintenance of Existence and Conduct of Business	32
10.2.	Payment of Charges	33
10.3.	Books and Records; Access	33
10.4.	Insurance; Damage to or Destruction of Collateral	34
10.5.	Compliance with Benefit Plan Settlements and Laws	35
10.6.	Supplemental Disclosure	35
10.7.	Intellectual Property	35
10.8.	Environmental Matters	35
10.9.	Landlords’ Agreements, Mortgagee Agreements, Bailee Letters and Real Estate Purchases	36
10.10.	Auditor	37
10.11.	Foreign Assets Control Regulations	37
10.12.	Environmental Reports	37
10.13.	Further Assurances	37
10.14.	Cash Management Systems	37

ARTICLE 11	NEGATIVE COVENANTS	37

11.1.	Mergers, Subsidiaries, Etc.	37
11.2.	Investments; Loans and Advances	40
11.3.	Indebtedness	41
11.4.	Employee Loans and Affiliate Transactions	43
11.5.	Capital Structure and Business	43
11.6.	Guaranteed Indebtedness	43
11.7.	Liens	43
11.8.	Sale of Stock and Assets	44
11.9.	ERISA	44
11.10.	Financial Covenants	45
11.11.	Hazardous Materials	45
11.12.	Sale-Leasebacks	45
11.13.	Cancellation of Indebtedness	45
11.14.	Restricted Payments; Holdings Guaranty Restricted Payments	45
11.15.	Change of Corporate Name, State of Incorporation or Location; Change of Fiscal Year	45
11.16.	No Impairment of Intercompany Transfers	46
11.17.	No Speculative Transactions	46
11.18.	Changes Relating to First Lien Debt; Subordinated Debt; Material Contracts	46
11.19.	Excluded Subsidiaries	47
11.20.	Business Activities	47

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ARTICLE 12	EVENTS OF DEFAULT	47

12.1.	Payment Default	47
12.2.	Financial Reporting	47
12.3.	Default Under Other Indebtedness	48
12.4.	Certain Covenants	48
12.5.	Other Defaults	48
12.6.	Breach of Representations or Warranties	48
12.7.	Involuntary Bankruptcy, Appointment of Receiver, etc.	48
12.8.	Voluntary Bankruptcy, Appointment of Receiver, etc.	48
12.9.	Judgments	49
12.10.	Attachments	49
12.11.	Second Lien Credit Documents; Lien	49
12.12.	Change of Control	49
12.13.	Cessation or Curtailing of Revenue Producing Activities	49
12.14.	Material Contract Default	49
12.15.	Mortgage Event of Default	49
12.16.	Other Debt Event of Default	49

ARTICLE 13	RESTRICTIONS ON TRANSFER; LEGENDS	51

13.1.	Assignments	51
13.2.	Restrictive Securities Legend	52
13.3.	Termination of Restrictions	52

ARTICLE 14	ADMINISTRATIVE AGENT	53

14.1.	Agent’s Authority to Act, etc.	53
14.3.	Issuers to Pay Agent, etc.	53
14.4.	Purchaser Obligations	54
14.5.	Agent’s Resignation	55
14.6.	Concerning the Agent	56
14.7.	Rights as a Purchaser	58
14.8.	Independent Investment Decision	58
14.9.	Reimbursement and Indemnification	59
14.10.	Assumption of Agent’s Rights	59
14.11.	Agent’s Fee	59
14.12.	Merger, Conversion or Consolidation	59

ARTICLE 15	CROSS-GUARANTY	60

15.1.	Cross-Guaranty	60
15.2.	Waivers by Issuers	60
15.3.	Benefit of Guaranty	61
15.4.	Waiver of Subrogation, Etc.	61
15.5.	Election of Remedies	61
15.6.	Limitation	62
15.7.	Contribution with Respect to Guaranty Obligations	62

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15.8.	Liability Cumulative	63
15.9.	Subordination	63

ARTICLE 16	MISCELLANEOUS	64

16.1.	Expenses	64
16.2.	Indemnity	65
16.3.	Amendments and Waivers	66
16.4.	Independence of Covenants	67
16.5.	Notices	67
16.6.	Survival of Warranties and Certain Agreements	69
16.7.	Failure or Indulgence Not Waiver; Remedies Cumulative	70
16.8.	Severability	70
16.9.	Heading	70
16.10.	Applicable Law	70
16.11.	Successors and Assigns; Subsequent Holders	70
16.12.	Consent to Jurisdiction and Service of Process	71
16.13.	Waiver of Jury Trial	71
16.14.	Counterparts; Effectiveness	71
16.15.	Confidentiality	71
16.16.	Entirety	72

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SCHEDULES, ANNEXES AND EXHIBITS

SCHEDULE I	LIST OF PURCHASERS
SCHEDULE II	NOTES AND WARRANTS
SCHEDULE III	WIRE INSTRUCTIONS
SCHEDULE IV	SPECIFIED LCS AND ADDITIONAL NOTE AMOUNTS

SCHEDULE 6.1	CORPORATE EXISTENCE
SCHEDULE 6.2	EXECUTIVE OFFICES, COLLATERAL LOCATIONS, FEIN
SCHEDULE 6.4.1	FINANCIAL STATEMENTS
SCHEDULE 6.4.2	PRO FORMA
SCHEDULE 6.4.3	PROJECTIONS
SCHEDULE 6.6	REAL PROPERTY
SCHEDULE 6.7	LABOR MATTERS
SCHEDULE 6.8	JOINT VENTURES, SUBSIDIARIES AND AFFILIATES; OUTSTANDING STOCK AND INDEBTEDNESS

SCHEDULE 6.11	TAXES
SCHEDULE 6.12	ERISA
SCHEDULE 6.13	LITIGATION
SCHEDULE 6.14	BROKERS
SCHEDULE 6.15	INTELLECTUAL PROPERTY
SCHEDULE 6.17	ENVIRONMENTAL MATTERS
SCHEDULE 6.18	INSURANCE
SCHEDULE 6.19	DEPOSIT AND DISBURSEMENT ACCOUNTS
SCHEDULE 6.21	BONDING; LICENSES
SCHEDULE 6.25	CAPITALIZATION
SCHEDULE 10.1	TRADE NAMES
SCHEDULE 11.2	INVESTMENTS
SCHEDULE 11.3	EXISTING INDEBTEDNESS
SCHEDULE 11.4.1	AFFILIATED TRANSACTIONS
SCHEDULE 11.7	EXISTING LIENS
SCHEDULE H	MATERIAL CONTRACTS
SCHEDULE I	PETTY CASH ACCOUNTS

EXHIBIT A	FORM OF NOTE
EXHIBIT B	FORM OF WARRANT
EXHIBIT C	FORMS OF SPECIFIED LCS
EXHIBIT D	FORM OF INTERCREDITOR AGREEMENT
EXHIBIT E-1	FORM OF ADMINISTRATIVE CLAIMS GUARANTY
EXHIBIT E-2	FORM OF TLV GUARANTY
EXHIBIT E-3	FORM OF NON-TLV GUARANTY
EXHIBIT F	FORM OF PAYMENT-IN-KIND NOTICE
EXHIBIT G	FORM OF ASSIGNMENT AND ACCEPTANCE

ANNEX A	DEFINITIONS
ANNEX B	FINANCIAL STATEMENTS AND PROJECTIONS – REPORTING

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ANNEX C	COLLATERAL REPORTS
ANNEX D	FINANCIAL COVENANTS
ANNEX E	SECOND LIEN CREDIT DOCUMENTS
ANNEX F	CASH MANAGEMENT SYSTEMS

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NOTE AND WARRANT PURCHASE AGREEMENT

This NOTE AND WARRANT PURCHASE AGREEMENT (as amended, restated, supplemented and otherwise modified from time to time, this “Agreement”) is dated as of August 20, 2004 by and among Core-Mark Holding Company, Inc., a Delaware corporation (“Holdings” and, together with the other Issuers identified on the signature pages hereto, the “Issuers”), Wells Fargo Bank, N.A., as administrative agent (with its successors and permitted assigns in such capacity, the “Agent”) and as the LC Issuer (defined below) and the purchasers listed on Schedule I attached hereto (together with their successors and assigns, the “Purchasers”).

RECITALS

WHEREAS, on April 1, 2003, Fleming Companies, Inc. (“Fleming”) and certain of its Subsidiaries (collectively, the “Debtors”) commenced Case No. 03-10945 (MFW) (as administratively consolidated the “Chapter 11 Case”), under Chapter 11 of Title 11 of the United States Code, 11 U.S.C. 101 et seq. (the “Bankruptcy Code”), with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”);

WHEREAS, by order docketed July 27, 2004, the Bankruptcy Court confirmed that certain Debtors’ and Official Committee of Unsecured Creditors’ Third Amended and Revised Joint Plan of Reorganization of Fleming Companies, Inc. and its Filing Subsidiaries Under Chapter 11 of the United States Bankruptcy Code dated July 16, 2004 (as amended, the “Plan of Reorganization”), in accordance with §1129 of the Bankruptcy Code;

WHEREAS, as part of the financing required for the consummation of the Plan of Reorganization and for continuing the business of the reorganized Debtors as Holdings and its subsidiaries, the Issuers have requested, and the LC Issuer and the Purchasers have agreed, that subject to the terms and conditions set forth herein, (a) the Purchasers will purchase (i) on and after the effective date of the Plan of Reorganization, which shall also be the initial closing date hereunder (the “Effective Date” or the “Closing Date”), up to $60,000,000 in original principal amount of their Senior Secured Notes due August 23, 2009 (the “Notes”) in the form attached hereto as Exhibit A, which Notes are to be secured by a lien on substantially all of the assets of the Issuers, junior only to liens securing the First Lien Facility (defined below) and to specified other permitted liens and (ii) on the Effective Date, warrants to purchase 247,654 shares of Holdings’ common stock, par value $.01 (the “Warrants” and, together with the Notes, the “Securities”), in the form of Exhibit B, subject to adjustment pursuant to the terms of the Warrants and (b) Wells Fargo Bank, N.A. (in such capacity, the “LC Issuer”), will issue two letters of credit (as amended, restated, renewed, extended or otherwise modified from time to time, the “Specified LCs” and each, a “Specified LC”) for the benefit of Old Republic Insurance Company (together with any assignee of such Specified LC, the “LC Beneficiary”) in the form attached as Exhibit C;

WHEREAS, contemporaneously with the execution of this Agreement, the Issuers will enter into a Credit Agreement with General Electric Capital Corporation as lender and as administrative agent for the lenders (in its capacity as agent, the “First Lien Agent”), Congress Financial Corporation (Western) as lender and co-syndication agent for the lenders, JPMorgan Chase Bank, as lender and co-syndication agent for the lenders, Bank of America, N.A., as lender and co-documentation agent, Wells Fargo Foothill, LLC, as lender and co-documentation agent and the other lenders thereto (as amended and in effect from time to time in accordance with the Intercreditor Agreement and not prohibited by this Agreement, the “First Lien Credit Agreement”, and the loan facility provided thereunder, the “First Lien Facility” and the indebtedness and other “Obligations” (as defined therein) of Holdings and its subsidiaries thereunder, the “First Lien Debt”);

WHEREAS, on the date hereof, the Agent and the First Lien Agent will enter into an intercreditor agreement (as amended, modified or supplemented from time to time, the “Intercreditor Agreement”), in substantially the form of Exhibit D, in order to provide for the priorities of the respective liens securing the Note Obligations and the First Lien Debt and for the holding of certain common collateral with respect to which liens are perfected by possession or control, and for certain agreements concerning enforcement with respect to common collateral; and

WHEREAS, on the date hereof, Holdings will execute subordinated guarantees in substantially the forms of Exhibits E-1, E-2 and E-3, which guarantees will provide for the subordination of the amounts payable thereunder to the First Lien Debt and to the indebtedness represented by the Notes and the other Note Obligations (as defined herein); and

WHEREAS, after the Closing Date, the Issuers agree to issue, and the Purchasers agree to purchase, Additional Notes (as defined herein) on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

1.1. Certain Defined Terms; Construction.

Capitalized terms used in this Agreement shall have the meanings set forth in Annex A and, for purposes of this Agreement and the other Second Lien Credit Documents, the rules of construction set forth in Annex A shall govern. All Annexes, Schedules, Exhibits and other attachments hereto, or expressly identified in this Agreement, are incorporated herein by reference, and taken together with this Agreement, shall constitute but a single agreement. Unless otherwise specified, all references to “$”, “cash”, “dollars” or similar references shall mean U.S. dollars, paid in cash or other immediately available funds.

1.2. Calculations in Accordance with GAAP.

Unless otherwise specifically provided herein, any accounting term used in this Agreement shall have the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed in accordance with GAAP consistently applied. That certain items or computations are explicitly modified by the phrase “in accordance with GAAP” shall in no way be construed to limit the foregoing. If any “Accounting Changes” (defined below) occur and such changes result in a change in the calculation of the financial covenants, standards or terms used in the Agreement or any other Second Lien Credit Document, then the Issuers and the Purchasers agree to enter into negotiations in order to amend such provisions of the Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the Issuers’ financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made; provided, however, that the agreement of the Required Purchasers to any such amendments of such provisions shall be sufficient to bind all Purchasers. “Accounting Changes” means (i) changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions), (ii) changes in accounting principles concurred in by any Issuer’s certified public accountants; (iii) purchase accounting adjustments under A.P.B. 16 or 17 and EITF 88-16, and the application of the accounting principles set forth in FASB 109, including the establishment of reserves pursuant thereto and any subsequent reversal (in whole or in part) of such reserves; and (iv) the reversal of any reserves established as a result of purchase accounting adjustments. All such adjustments resulting from expenditures made subsequent to the Closing Date (including capitalization of costs and expenses or payment of pre-Closing Date liabilities) shall be treated as expenses in the period the expenditures are made and deducted as part of the calculation of EBITDA in such period. If the Issuers and the Required Purchasers agree upon the required amendments, then after appropriate amendments have been executed and the underlying Accounting Change with respect thereto has been implemented, any reference to GAAP contained in the Agreement or in any other Second Lien Credit Document shall, only to the extent of such Accounting Change, refer to GAAP, consistently applied after giving effect to the implementation of such Accounting Change. If the Issuers and the Required Purchasers cannot agree upon the required amendments within 30 days following the date of implementation of any Accounting Change, then all Financial Statements delivered and all calculations of financial covenants and other standards and terms in accordance with the Agreement and the other Second Lien Credit Document shall be prepared, delivered and made without regard to the underlying Accounting Change. For purposes of Article 12 and the calculation of default interest pursuant to Section 4.1, a breach of a Financial Covenant contained in Annex D shall be deemed to have occurred as of any date of determination by the Required Purchasers or as of the last day of any specified measurement period, regardless of when the Financial Statements reflecting such breach are delivered to the Agent and the Purchasers.

ARTICLE 2

PURCHASE AND SALE OF THE SECURITIES AT THE EFFECTIVE DATE

2.1. Purchase and Sale of the Securities at the Effective Date. Subject to the terms and conditions of this Agreement and on the basis of the representations and warranties set forth herein, the Issuers hereby agree to sell to each Purchaser at the Closing, and by its acceptance hereof, each such Purchaser agrees to purchase from the Issuers for investment, a Note in the original principal amount, and a Warrant for the number of shares of Holdings’ common stock (subject to adjustment pursuant to the Warrant), set forth opposite the name of such Purchaser on Schedule II hereto.

2.2. Payment of Purchase Price.

2.2.1. The purchase price to each Purchaser for the Note and Warrant to be issued to it at the Closing shall be the amount specified in an allocation agreement to be executed by such Purchaser and the Issuers on or before the Effective Date (each such agreement, an “Allocation Agreement”); provided that (x) the Allocation Agreements shall specify an original purchase price for the Warrants which shall be consistent for each Purchaser and (y) the aggregate cash proceeds to the Issuers of the issuance of the Notes and Warrants on the Effective Date (without considering the effect of any discounted purchase price or amounts paid in cash in respect of the Initial Put Consideration, and without considering any amounts paid in reimbursement of expenses provided for hereunder) shall be equal to the aggregate original principal amount of the Notes issued on the Effective Date. The purchase price shall be payable against delivery to each Purchaser of an original Note and Warrant issued in the name of such Purchaser in the denomination set forth on Schedule II. The purchase price shall be paid to the Issuers in accordance with the wire instructions set forth on Schedule III or as otherwise directed by the Issuers.

2.2.2. The Issuers and each Purchaser agree that, for purposes of Sections 305 and 1271 through 1275 of the Code or any similar law, the original purchase price of the Note issued at Closing to such Purchaser and of the Warrant issued to such Purchaser shall be allocated as set forth on the respective Allocation Agreement, and that such allocation shall be appropriately used by the Issuers and each Purchaser for financial and income tax reporting purposes.

2.3. Closing. The purchase and sale of the Securities on the Closing Date shall be contemporaneous with the Effective Date and the initial funding under the First Lien Credit Agreement. The Closing shall occur at a closing (the “Closing”) to be held on August 23, 2004 at the New York City offices of Kirkland & Ellis, LLP or at such other date, time and/or location as may be agreed upon by the parties hereto.

2.4. Use of Proceeds.

2.4.1. The proceeds of the sale by the Issuers of the Securities at the Closing shall be used by Holdings and its Subsidiaries to provide a portion of the financing to consummate the Plan of Reorganization and for general corporate purposes, including refinancing indebtedness, funding distributions under the Plan of Reorganization, providing cash collateral for outstanding letters of credit and paying administrative expenses and fees and expenses associated with the First Lien Facility and the issuance of the Securities. The proceeds of the sale by the Issuers of any Additional Notes issued pursuant to Section 3.2 shall be used to reimburse the LC Issuer for amounts funded by it in respect of draws on the Specified LCs. The proceeds of the sale by the Issuers of any Additional Notes pursuant to Section 3.6 shall be used for general corporate purposes.

2.4.2. No portion of the proceeds of the sale of the Securities shall be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any “margin stock” within the meaning of any regulation, interpretation or ruling of the Board of Governors of the Federal Reserve System, all as from time to time in effect, refunding of any indebtedness incurred for such purpose, or making any investment prohibited by foreign trade regulations. Without limiting the foregoing, the Issuers agree that in no event shall any proceeds of the sale of the Securities hereunder be used in any manner which might cause a violation of Regulations T, U or X of the Board of Governors of the Federal Reserve System or any other regulation of the Board of Governors of the Federal Reserve System, or to violate the Exchange Act, each as in effect as of the closing of the purchase and sale of such Securities, and as of such use of proceeds from such purchase and sale.

ARTICLE 3

ISSUANCE OF SPECIFIED LCS; PURCHASE AND SALE OF ADDITIONAL NOTES

FOLLOWING THE EFFECTIVE DATE

3.1. Issuance of Specified LCs; Grant of Put Right/Call Right for Additional Notes.

3.1.1. On the Effective Date, the LC Issuer will issue the Specified LCs. The Issuers agree, jointly and severally, to reimburse the LC Issuer the amount of any drawing on any Specified LC, and such reimbursement obligation (as adjusted from time to time by the addition of Capitalized Interest, the “LC Reimbursement Liability”) shall constitute a “Note Obligation” for all purposes of this Agreement. From and after any LC Backstop Funding Date, any portion of the related LC Reimbursement Liability that remains outstanding shall bear interest at the same rate as the Notes, and such interest shall be payable in the same manner as the interest on the Notes, and all such interest and all principal on the LC Reimbursement Liability not paid through the issuance of Additional Notes, shall be payable on the same pro rata basis, as the interest on, and principal of, the Notes. In the event that the LC Issuer funds any draw under any Specified LC prior to the related LC Backstop Funding Date, the Issuers shall pay interest on any LC Reimbursement Liability from the date of such draw to, but not including, the applicable LC Backstop Funding Date, at a rate per annum equal to LIBOR, calculated based on a 360 day year and the actual number of days elapsed. Any outstanding LC Reimbursement Liability will be payable in full, together with any interest thereon, by the Issuers on the Maturity Date. In the event that any Specified LC remains outstanding on the Maturity Date, the Issuers shall either replace such Specified LC or cash collateralize such Specified LC through the deposit with the LC Issuer of cash collateral in an amount equal to 105% of the undrawn exposure thereunder.

3.1.2. Each Purchaser hereby grants a right to the Issuers (the “Put Right”) to put to such Purchaser its Allocable Percentage of up to an aggregate of $24,522,500 in original principal amount of additional Notes (the “Additional Notes”) following the Effective Date and prior to the Maturity Date, solely under the circumstances specified in Section 3.2 or, if applicable, Section 3.6. The Issuers hereby grant to each Purchaser a right (the “Call Right”) to call from the Issuers its Allocable Percentage of Additional Notes under the circumstances specified in Section 3.5.3. Any Additional Notes issued to the Purchasers pursuant to this Article 3 shall be issued in exchange for a cash purchase price equal to the original principal amount of such Additional Notes. No repayment of Notes shall result in, cause or effect, an increase in the Aggregate Availability.

3.2. Issuance of Additional Notes Upon Draw on Specified LC. Subject to Section 3.6, the Additional Notes shall be issuable solely in the event that there is a draw on a Specified LC (a “Draw”) and a notice and demand (a “Draw Notice”) is provided by the LC Issuer to the Purchasers in connection with such Draw. The maximum aggregate original principal amount of Additional Notes which may be issued in respect of Draws on a given Specified LC, is set forth for each Specified LC on Schedule IV (each such limit, the “Additional Note Amount” for such Specified LC and, the aggregate of all such limits the “Aggregate Availability”). For purposes of calculating the Put Consideration payable to the Purchasers, the Aggregate Availability shall be reduced by an amount equal to any Draw, effective as of the applicable LC Backstop Funding Date. The Issuers irrevocably assign their right to put Additional Notes to the Purchasers pursuant to this Section 3.2 to the LC Issuer, and further irrevocably assign to the LC Issuer all of their right, title and interest to any proceeds of the issuance of the Additional Notes pursuant to this Section 3.2, in each case, in order to secure the Issuers’ obligation to reimburse the LC Issuer for the amount of any Draw. Each Purchaser acknowledges and agrees to the aforedescribed assignment.

3.3. Put Consideration. In consideration of the continuing grant of the Put Right hereunder, the Issuers shall pay to the Agent for the account of the Purchasers, pro rata in accordance with such Purchasers’ respective Allocable Percentages, an amount (the “Put Consideration”) equal to 12% per annum of the Aggregate Availability outstanding from time to time, calculated on the basis of the actual number of days elapsed over a 360 day year. For any period during which the Notes are accruing default interest, the Put Consideration shall be increased to 14% per annum. The Put Consideration shall accrue commencing on the Closing Date, and shall be payable, in arrears, on each Payment Date. By providing a written notice in the form of Exhibit F to the Agent on any Payment Date, the Issuers may pay a portion of the Put Consideration to be paid on such Payment Date not to exceed an amount equal to 3% per annum of the Aggregate Availability for the applicable accrual period (e.g., up to 1/4 of the Put Consideration to be paid on such Payment Date where the Put Consideration is calculated at a non-default rate), in kind by adding any such portion of the Put Consideration which is permitted to be, and is, paid in kind to the principal amount of the Notes held by the Purchasers, pro rata in accordance with such Purchasers’ respective Allocable Percentages. The notice provided to the Agent pursuant to the prior sentence shall indicate the Issuers’ election to pay a portion of Put Consideration in kind on such Payment Date and shall specify the portion of Put Consideration that will be paid in kind. Any payment in kind of Put Consideration shall be deemed to have been added to principal of the Notes as of the applicable Payment Date on which such Put Consideration was due. All payments of Put Consideration, including as to the form thereof, shall be made pro rata among the Purchasers in proportion to their respective Allocable Percentages.

3.4. Reductions or Eliminations of Availability.

3.4.1. The Issuers may, from time to time, reduce or eliminate the Additional Note Amount with respect to any Specified LC (any such reduction or elimination pursuant to this Section 3.4.1, a “Reduction”) solely upon and to the extent of a Reduction Event, by providing the Agent, the Purchasers and the LC Issuer with a written notice of such proposed reduction (a “Reduction Notice”), accompanied by (I)(x) in the case of an elimination of the Additional Note Amount with respect to such Specified LC other than in connection with the expiration of the Specified LC in accordance with its terms, a full, complete and unconditional release executed by the LC Beneficiary and the Issuers of any liability of the LC Issuer with respect to such Specified LC or (y) in the case of a reduction in the Additional Note Amount, evidence reasonably acceptable to the LC Issuer of the reduction of its exposure under the applicable Specified LC to the reduced Additional Note Amount and (II) the Reduction Evidence. A “Reduction Event” shall mean a proposed Reduction either (w) upon the expiration of a Specified LC where the underlying liability to the LC Beneficiary (the “Subject Liability”) is not required to be, and is not, secured by a replacement surety bond, letter of credit or other collateral (other than the Specified LC) with respect to the Subject Liability, (x) upon a written certification provided to the Agent on behalf of the Purchasers and the LC Issuer by the Issuers that the applicable Subject Liability has been reduced or eliminated other than through payment of the Subject Liability or through the provision of a replacement surety bond, letter of credit or other collateral with respect to the Subject Liability, (y) in connection with the payment in full of all Note Obligations (other than contingent indemnification obligations as to which no claim is pending) or (z) with the prior written consent of the Required Purchasers. Reductions must be effected in amounts not less than $1,000,000 (or, in a case where the Subject Liability has been eliminated entirely, in such amount); provided, however, that Reductions with respect to more than one Specified LC that are effected simultaneously may be aggregated. The written evidence of the expiration of a Specified LC or LC Beneficiary certification or Required Purchaser consent referenced above shall be referred to as the “Reduction Evidence”. Any release or reduction agreement referenced in clause (I) above shall be in the form prescribed by the applicable Specified LC (if any) or in such other form as is reasonably satisfactory to the LC Issuer. Any Reduction effected pursuant to this Section 3.4.1 shall be effective on the second Business Day following delivery to the LC Issuer and the Agent on behalf of the Purchasers of the Reduction Notice, except that Reductions effected in connection with the payment of all Note Obligations shall be effective upon such payment. Once reduced or eliminated, no portion of an Additional Note Amount can be reinstated. The Aggregate Availability may not be reduced or eliminated except in connection with a Draw and related issuance of Additional Notes or pursuant to this Section 3.4.1.

3.4.2. Any reduction in, or elimination of, the Aggregate Availability effected pursuant to this Section 3.4 on or before the first anniversary of the Closing Date shall be accompanied by a cash payment in an amount equal to 12% of the amount of such reduction in Aggregate Availability (less the principal amount of any Additional Notes issued pursuant to Section 3.6 in connection with such reduction). Any reduction in the Aggregate Availability effected pursuant to this Section 3.4 following the first anniversary of the Closing Date and on or before the second anniversary of the Closing Date shall be accompanied by a cash payment in an amount equal to 6% of the amount of such reduction in Aggregate Availability (less the principal amount of any Additional Notes issued pursuant to Section 3.6 in connection with such reduction). Any payment pursuant to this Section 3.4.2 shall be made to the Agent for the ratable benefit of the Purchasers in accordance with their respective Allocable Percentages. The payments provided for in this Section 3.4.2 shall be in addition to any other amounts due hereunder, and shall not reduce interest, principal or any other amount owing on any Note.

3.4.3. Notwithstanding Section 3.4.2, the Issuers may effect Reductions (subject to compliance with the balance of this Section 3.4) without the 12% or 6% payments described in Section 3.4.2 above (A) on or before the first anniversary of the Closing Date, up to an aggregate amount equal to the positive difference, if any, between (i) $15,000,000 minus (ii) the original principal amount of any Notes prepaid at par pursuant to Section 4.2.2(b)(1) and (B) on or before the second anniversary of the Closing Date, up to an aggregate amount equal to the positive difference, if any, between (i) $30,000,000 minus (ii) the sum of (x) the original principal amount of any Notes prepaid at par pursuant to Section 4.2.2(b) plus (y) the amount of any prior Reduction effected without the payment of a premium pursuant to this sentence.

3.5. Procedures for Issuance of Additional Notes in connection with Draw.

3.5.1. The LC Issuer shall provide a Draw Notice to the Agent and the Purchasers as soon as practicable, but in no event later than 11:00 a.m. (San Francisco time) on the Business Day following the receipt by the LC Issuer of a draw request under a Specified LC. The Draw Notice shall specify (i) the amount (the “LC Backstop Amount”) of such draw under the Specified LC and (ii) the date and time, which shall be on or after the Business Day following delivery of the Draw Notice, on which the Purchasers are required to pay the LC Backstop Amount to the LC Issuer (an “LC Backstop Funding Date”). The Purchasers shall fund their respective pro rata shares of the LC Backstop Amount to the LC Issuer by 11:00 a.m. (San Francisco time) on the LC Backstop Funding Date. The delivery of the Draw Notice shall constitute and effect the LC Issuer’s exercise of the Put Right for an amount of Additional Notes equal to the LC Backstop Amount.

3.5.2. No later than 2:00 p.m. (San Francisco time) on the Business Day on which the Agent receives a Draw Notice, the Agent shall provide each Purchaser and the Issuers with an allocation of the Additional Notes to be issued to each such Purchaser and the amount of the LC Backstop Amount to be funded by such Purchaser. Each Purchaser shall fund its Allocable Percentage of the LC Backstop Amount to the LC Issuer on the LC Backstop Funding Date, using the wire instructions set forth on Schedule III, against delivery to such Purchaser of a fully executed Additional Note issued in the name of such Purchaser in the denomination of such funding. The Additional Notes shall be in the same form as the Notes issued at Closing, except that they shall be dated the applicable LC Backstop Funding Date (or, if issued later on account of a Purchaser’s failure to timely fund its Allocable Share of an LC Backstop Amount, as of the date of the funding by such Purchaser).

3.5.3. In the event that the LC Issuer funds under a Specified LC, but fails to timely deliver the Draw Notice pursuant to Section 3.5.1, each Purchaser shall have the right to call from the Issuers Additional Notes in an principal amount equal to such Purchaser’s Allocable Percentage of such funded amount. Each Purchaser’s Call Right shall be exercisable through delivery of a notice (a “Call Notice”) by such Purchaser to the other Purchasers, the LC Issuer, the Issuers and the Agent. The Call Notice shall specify the amount to be funded and the proposed date of funding, which may be as early as that Business Day, but not later than the 20th Business Day following delivery of the

Call Notice. The funding date specified in any Call Notice shall be treated as an LC Backstop Funding Date.

3.5.4. Any Purchaser delivering a Call Notice shall fund its Allocable Percentage of the LC Backstop Amount to the LC Issuer on the LC Backstop Funding Date, using the wire instructions set forth on Schedule III, against delivery to such Purchaser of a fully executed Additional Note issued in the name of such Purchaser in the denomination of such funding. The Additional Notes shall be in the same form as the Notes issued at Closing, except that they shall be dated the applicable LC Backstop Funding Date.

3.6. Issuance of Additional Notes Upon Reduction in Aggregate Availability. In the event that the Issuers reduce the Aggregate Availability upon the occurrence of a Reduction Event pursuant to Section 3.4.1, the Issuers shall have the option to put to the Purchasers, pro rata in accordance with the original principal amount of the Notes held by each Purchaser, Additional Notes in an aggregate amount up to such Reduction in Aggregate Availability. The Issuers’ right to so put Additional Notes to the Purchasers shall be exercised by delivery of a written notice to the Agent and the Purchasers, which must be delivered prior to, or together with, the Reduction Notice, providing notice that the Issuers propose to put Additional Notes to the Purchasers not later than the date that is ten days following the delivery of such notice (or if such day is not a Business Day, the Business Day immediately following such day), and which notice shall state the original principal amount, which shall be not less than $1,000,000, of the Additional Notes to be put to the Purchasers. The Issuers’ right to put Additional Notes pursuant to this Section 3.6 shall be subject to the conditions set forth in Article 8. For purposes of Section 3.3, the Aggregate Availability represented by such Additional Notes shall remain outstanding pending issuance of any such Additional Notes. The Issuers’ right to put Additional Notes pursuant to this Section 3.6 may only be exercised on or before the second anniversary of the Closing.

3.7. Failure to Issue Additional Notes.

3.7.1. In the event that the Issuers fail to timely deliver fully executed Additional Notes with respect to any Draw Notice or Call Notice, as specified in Section 3.5.2 or 3.5.4, as applicable, or the exercise of the Put Right and/or Call Right provided herein shall be deemed unenforceable for any reason, including, without limitation, on account of Section 365(c)(2) of the Bankruptcy Code, or the LC Issuer’s right to exercise its rights to put Additional Notes to the Purchasers is delayed, the Purchasers shall nonetheless fund their respective shares of the LC Backstop Amount to the LC Issuer on the LC Backstop Funding Date. In such event, pending the issuance of Additional Notes, each Purchaser shall be deemed to have taken an assignment of a portion of the LC Reimbursement Liability, such that the proportionate interest of the Purchasers with respect to such LC Reimbursement Liability shall be the same as the Purchasers’ shares were to have been of Additional Notes issued with respect to the applicable Draw Notice or Call Notice.

3.7.2. Each Purchaser hereby agrees that its obligations under Section 3.2, 3.5 and 3.7 are irrevocable and shall not be subject to any qualification or exception whatsoever and shall be made in accordance with this Agreement under all circumstances, including, without limitation, any of the following circumstances:

(a) any lack of validity or enforceability hereof or of any of the other Second Lien Credit Documents;

(b) the existence of any claim, setoff, defense or other right which any Issuer may have at any time against the Agent, the LC Issuer, any Purchaser, or any other Person, whether in connection herewith, the transactions contemplated herein or any unrelated transactions;

(c) any adverse change in the condition (financial or otherwise) of any Issuer;

(d) any breach of this Agreement by any Issuer, Agent, LC Issuer or Purchaser;

(e) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Second Lien Credit Documents;

(f) the occurrence of any Event of Default or Default; or

(g) any other circumstance, happening, or event whatsoever, whether or not similar to any of the foregoing.

If and to the extent any Purchaser shall not have made available to the LC Issuer on an LC Backstop Funding Date any amount payable by such Purchaser pursuant to this Section 3.7, without duplication of Section 14.4.3, such Purchaser agrees to pay to the Agent, for the benefit of the LC Issuer, forthwith on demand such amount together with interest thereon, for each day from the LC Backstop Funding Date until the date such amount is paid to the Agent at the interest rate applicable to the Notes. The failure of any such Purchaser to make the required payment hereunder shall neither relieve any other Purchaser of its obligation hereunder nor increase the obligation of any other Purchaser hereunder.

3.8. Penalty for Late Payment. All payments due to the Purchasers under this Article 3 that are not timely made shall bear interest from the date due to the date of payment at the rate applicable to the Notes during the pendency of an Event of Default.

3.9. Updated Schedules. Promptly, not more than five Business Days following any issuance of Additional Notes or any reduction in the Aggregate Availability, the Agent shall provide to the Issuer Representative and the Purchasers a revised Schedule II, reflecting the issuance of the Additional Notes, and a revised Schedule IV, reflecting the elimination or reduction of any Additional Note Amount.

3.10. LC Issuer’s Fee. On the Closing Date the Issuers shall pay the commission fee with respect to the Specified LCs set forth in the fee letter between the Issuers and Wells Fargo

Bank, N.A. dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Fee Letter”). In addition, the Issuers shall pay to the LC Issuer the maintenance fee in the amounts, and at the times, set forth in the Fee Letter. The foregoing commission fee and maintenance fee shall be payable in cash. In addition, the Issuers shall pay or reimburse the LC Issuer for such normal and customary costs and expenses as are incurred or charged by the LC Issuer in issuing, effecting payment under, renewing, extending, amending or otherwise administering any Specified LC and for any taxes and any reasonable costs or expenses incurred by the LC Issuer in connection with each drawing of any Specified LC to the extent set forth in this Agreement and the other Second Lien Credit Documents.

3.11. Specified LC Renewal, etc.

3.11.1. The Specified LCs will be issued for an initial period or 364 days and, subject to clause (c) of Section 3.11.2, will be renewed thereafter in 364 day increments. The Issuers may from time to time request that the LC Issuer renew or extend a Specified LC by delivering to the LC Issuer at its address for notices specified herein a written request therefor and such other certificates, documents and other papers and information as the LC Issuer may request. Upon receipt of any such written request, the LC Issuer will process such request and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and may, in its sole discretion, and shall, as and to the extent required under Section 3.11.2, issue an extension or renewal of such Specified LC to the LC Beneficiary. The LC Issuer shall furnish a copy of such renewal or extension of such Specified LC to the Issuers promptly following the issuance thereof.

3.11.2. The LC Issuer shall renew the Specified LCs from time to time when they would otherwise expire except that the LC Issuer shall not be required to renew any Specified LC (a) if an Event of Default has occurred and is continuing, unless directed in writing by the Required Purchasers to do so, (b) following the acceleration of the Note Obligations under Article 12, (c) such that the expiry date of any such Specified LC is a date beyond the fifth Business Day prior to the Maturity Date, or (d) if LC Issuer shall have determined, in its sole discretion, that the creditworthiness of any Purchaser (other than Wells Fargo Bank, N.A.) has materially declined from that in existence at Closing (or as of the date such Purchaser became a Purchaser), such that the LC Issuer has determined, its sole discretion, that there is a material risk that the applicable Purchaser will lack the ability to fund its Allocable Percentage of any LC Backstop Amount. The LC Issuer will provide not less than 30 days prior written notice to the Issuers of any determination not to renew a Specified LC on the basis of the foregoing clause (d).

3.11.3. In the event that the LC Issuer does not renew one or more Specified LC on the basis of the foregoing Section 3.11.2(d), the Purchasers agree to replace the Specified LC that is not renewed (or such portion thereof which is not renewed by the LC Issuer) with a replacement letter of credit which replaces the non-renewed Specified LC (or portion thereof) (a “Replacement Specified LC”), provided, that an individual Purchaser may entirely satisfy its obligations pursuant to this Section 3.11.3 by agreeing to post cash collateral for a Replacement Specified LC equal to 105% of such Purchaser’s Allocable Percentage of the exposure under such Replacement Specified LC. Any

Replacement Specified LC shall be issued pursuant to an agreement in customary and reasonable form. The Issuers agree to pay the reasonable fees (including all per annum fees), charges and expenses of the issuer of the Replacement Specified LCs in respect of the issuance, negotiation, acceptance, amendment, transfer and payment of such Replacement Specified LCs or otherwise payable pursuant to the application and related documentation under which such Replacement Specified LCs are issued. Notwithstanding the foregoing, the LC Issuer shall not at any time be obligated to extend or renew any Specified LC hereunder if such issuance would conflict with, or cause the LC Issuer or any Lender to exceed any limits imposed by, any applicable Requirement of Law. The issuer of a Replacement Specified LC shall be an “LC Issuer” hereunder.

3.11.4. The responsibility of the LC Issuer to the Issuers in connection with any draft presented for payment under any Specified LC shall, in addition to any payment obligation expressly provided for in such Specified LC, be limited to determining that the documents (including each draft) delivered under such Specified LC in connection with such presentment are in conformity with such Specified LC. The Issuers agree with the LC Issuer and Purchasers that the LC Issuer and the Purchasers shall not be responsible for, and the Issuer’s reimbursement obligations hereunder shall not be affected by, among other things, (i) the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or (ii) any dispute between or among the Issuers and the LC Beneficiary or (iii) any claims whatsoever of any Issuer against the LC Beneficiary. The LC Issuer and the Purchasers shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Specified LC, except for errors or omissions caused by the LC Issuer’s or such Purchaser’s gross negligence or willful misconduct. The Issuers agree that any action taken or omitted by the LC Issuer under or in connection with any Specified LC or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the UCC of the State of New York, shall be binding on the Issuers and shall not result in any liability of the LC Issuer to any Issuer.

ARTICLE 4

TERMS OF THE NOTES

4.1. Interest on the Notes.

4.1.1. The Notes shall bear interest at a rate equal to LIBOR + 12% per annum on the Adjusted Principal Amount thereof from time to time outstanding, calculated based on the actual number of days elapsed over a 360 day year. So long as (a) an Event of Default has occurred and is continuing under any of Sections 12.1, 12.7 or 12.8, or (b)(i) any other Event of Default has occurred and is continuing and at the election of the Agent (or upon the written request of the Required Purchasers) confirmed by written notice from the Agent to the Issuer Representative or (ii) the “Default Rate” of interest is being paid under the First Lien Credit Agreement and an Event of Default has occurred and is continuing hereunder and the Required Purchasers have not waived the provisions of this clause (ii), the Notes shall bear default interest at a rate of 2% per annum in excess of the otherwise applicable rate (the “Default Rate”), including on any applicable premium due in the event of a defaulted prepayment or in the event of any acceleration, and including on any overdue installment of interest to the extent permitted by applicable law. Interest at the Default Rate shall accrue as of the first to occur of (x) the occurrence of any Event of Default under any of Sections 12.1, 12.7 or 12.8, (y) at the election of the Agent (or written request of the Required Purchasers) or (z) subject to the existence of an Event of Default, on the date on which interest begins to accrue at the “Default Rate” under the First Lien Credit Agreement.

4.1.2. Interest on the Notes shall be payable, in arrears, in immediately available funds on the first Business Day of each month (each such date, a “Payment Date”). Notwithstanding the foregoing, the Issuers may pay a portion of the interest not to exceed 3% per annum by capitalizing on the applicable Payment Date such portion of such interest (all such accrued interest capitalized from time to time is referred to herein as “Capitalized Interest”) and by adding such Capitalized Interest to the principal amount of the applicable Note as of the applicable Payment Date. If the Issuers elect to pay a portion of the interest as Capitalized Interest, the Issuer Representative shall provide written notice in the form of Exhibit F of such election to the Agent on or before the applicable Payment Date, which notice shall specify the portion of interest being paid as Capitalized Interest.

4.1.3. Capitalized Interest on any Note shall be deemed for all purposes to be principal of such Note (including with respect to the calculation of any prepayment premium and with respect to the accrual of interest on any Capitalized Interest amounts), whether or not such Note is marked to indicate the addition of such Capitalized Interest, and interest shall begin to accrue on Capitalized Interest beginning on and including the Payment Date on which such Capitalized Interest is added to the principal amount of the related Note (including Capitalized Interest), and such interest shall accrue and be paid, together with the interest on the entire remaining principal amount of such Note, in accordance with this Section 4.1.

4.1.4. Interest on the Notes shall accrue on the Adjusted Principal Amount of the Notes from time to time, from and including the Closing Date (or, with respect to Notes issued following the Closing, from and after the issue date of such Notes).

4.1.5. All payments of interest hereunder shall be made to the Agent for the account of each Purchaser pro rata in accordance with the amount of interest accrued on the Notes then held by such Purchaser, including as to the portion of such interest to be paid in cash and the portion to be paid in Capitalized Interest.

4.2. Payment of Notes.

4.2.1. Payment at Maturity. All outstanding principal and all accrued interest (including Capitalized Interest) then outstanding, and all other amounts then owing hereunder with respect to the Notes shall be paid in full in cash on the Maturity Date.

4.2.2. Voluntary Prepayments.

(a) The Notes may be prepaid at the Issuers’ option, at any time, and from time to time, in whole or in part (in increments of $1,000,000 or such lesser amount as is then outstanding) on three Business Days’ prior written notice to the Agent and the Purchasers; provided, that subject to Section 4.2.2(b) any such voluntary prepayment of the Notes effected on or before the second anniversary of the Effective Date shall include the Applicable Premium on the Adjusted Principal Amount of the Notes so prepaid. Voluntary prepayments effected following the second anniversary of the Effective Date shall be at a purchase price equal to the Adjusted Principal Amount of the Notes to be prepaid.

(b) Notwithstanding Section 4.2.2(a), the Issuers may make the following prepayments of Notes without premium:

(1) On or before the first anniversary of the Effective Date, the Issuers may prepay at a purchase price equal to the Adjusted Principal Amount of the Notes to be prepaid a principal amount of Notes equal to the positive difference, if any, between, (i) $15,000,000 (plus Capitalized Interest, if any with respect to such principal amount of Notes referred to in this clause (i)) minus (ii) the amount of any Reductions effected without the 12% payment referenced in Section 3.4.2 on the basis of the exemption from such payment provided under Section 3.4.3.

(2) On or before the second anniversary of the Effective Date, the Issuers may prepay at a purchase price equal to the Adjusted Principal Amount of the Notes to be prepaid a principal amount of Notes equal to the positive difference, if any, between (i) $30,000,000 (plus Capitalized Interest, if any with respect to such principal amount of Notes referred to in this clause (i)) minus (ii) the sum of (x) the principal amount of any Notes prepaid at par pursuant to clause (1) plus (y) the amount of any Reductions effected without the 12% or 6% payment referenced in Section 3.4.2 on the basis of the exemption from such payment provided under Section 3.4.3.

4.3. Payment Procedures.

4.3.1. Upon surrender of a Note that is prepaid in part, the Issuers shall promptly execute and deliver to the holder (at the Issuers’ expense) a new Note equal in principal amount to the Adjusted Principal Amount of the Note surrendered, less any reduction in the Adjusted Principal Amount effected by such prepayment.

4.3.2. Each Purchaser agrees that before disposing of the Note held by it, or any part thereof (other than by granting participations therein), such Purchaser will make a notation thereon of all principal payments previously made thereon and of the date to which interest thereon has been paid and will notify the Issuers of the name and address of the transferee; provided, that the failure to make (or any error in the making of) a notation of the payments made under such Note or to notify the Issuers of the name and address of a transferee shall not limit or otherwise affect the obligation of the Issuers hereunder or under such Note.

4.3.3. All payments or prepayments shall include the payment of any accrued and unpaid interest to, but not including, the date of such prepayment on the Adjusted Principal Amount of the Notes so prepaid.

4.3.4. All payments of principal on the Notes shall be made to the Agent for the account of the Purchasers, and by the Agent to the Purchasers, pro rata, in accordance with the then outstanding Adjusted Principal Amount of all Notes (including Additional Notes) held by each Purchaser.

4.4. Taxes.

4.4.1. Subject to this Section 4.4, any and all payments by the Issuers hereunder or with respect to any Note shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings in any such case imposed by the United States or any political subdivision thereof, excluding taxes imposed or based on the recipient Purchaser, Agent or LC Issuer’s overall net income, and franchise or capital taxes imposed on it in lieu of net income taxes (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the Notes being hereinafter referred to as “Taxes”). If the Issuers shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Purchaser, Agent or LC Issuer, (a) the sum payable shall be increased as may be reasonably necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 4.4) such Purchaser, Agent or LC Issuer receives an amount equal to the sum it would have received had no such deductions been made, (b) the Issuers shall make such deductions and (c) the Issuers shall remit the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law. Within 30 days after the date of any payment of Taxes, the Issuers shall furnish to such Purchaser, Agent or LC Issuer the original or certified copy of a receipt evidencing payment thereof.

4.4.2. In addition, the Issuers agree to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, performance under, or otherwise with respect to, this Agreement or the Notes (hereinafter referred to as “Other Taxes”).

4.4.3. Each Purchaser of Notes organized under the laws of a jurisdiction outside the United States, prior to its receipt of any payment on the Notes, shall provide the Issuers with (a) Internal Revenue Service Form W-8ECI, W-8BEN, W-8EXP or W-8IMY, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Purchaser is entitled to benefits under an income tax treaty to which the United States is a party, which exempts the recipient from United States withholding tax on payments of interest or certifying that the income receivable pursuant to this

Agreement is effectively connected with the conduct of a trade or business in the United States, (b) Internal Revenue Service Form W-8 or W-9, as appropriate, or any successor form prescribed by the Internal Revenue Service, and (c) any other form or certificate required by any taxing authority (including any certificate required by Sections 871(h) and 881(c) of the Code), certifying that such Purchaser is entitled to an exemption from United States withholding tax on interest payments made pursuant to this Agreement.

4.4.4. For any period with respect to which a Purchaser has failed to provide the Issuers with the appropriate form pursuant to Section 4.4.3, such Purchaser shall not be entitled to any additional amounts or indemnification under this Section 4.4 with respect to Taxes imposed by the United States; provided, however, that should a Purchaser which is otherwise exempt from Taxes become subject to Taxes because of its failure to deliver a form required hereunder, the Issuers shall take such steps as such Purchaser shall reasonably request to assist such Purchaser to recover such Taxes.

4.4.5. The Issuers will indemnify each Purchaser, Agent and LC Issuer for the full amount of Taxes or Other Taxes as provided in Sections 4.4.1 and 4.4.2 (to the extent not previously paid under Section 4.4.1 or 4.4.2 above) imposed on such party and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Payment in respect of any such indemnification shall be made within 30 days from the date such Purchaser, Agent and LC Issuer makes written demand therefor. Upon the request of the Issuer Representative, the Person requesting indemnity shall provide reasonable evidence of the Taxes, Other Taxes and/or liability for which indemnification is being sought.

4.4.6. In the event that the Issuers make an additional payment under Section 4.4.1, 4.4.2 or 4.4.5 for the account of any Purchaser and such Purchaser, in its sole opinion and absolute discretion, determines that it has finally and irrevocably received or been granted a credit against, or relief or remission from, or repayment of, any tax paid or payable by it in respect of or calculated with reference to the deduction or withholding giving rise to such additional payment, such Purchaser shall, to the extent that it determines that it can do so without prejudice to the retention of the amount of such credit, relief, remission or repayment, pay to the Issuers such amount as such Purchaser shall, in its sole opinion, have determined is attributable to such deduction or withholding and will leave such Purchaser (after such payment) in no worse position than it would have been had the Issuers not been required to make such deduction or withholding. Nothing contained herein shall (a) interfere with the right of a Purchaser to arrange its tax affairs in whatever manner it thinks fit or (b) oblige any Purchaser to claim any tax credit or to disclose any information relating to its tax affairs or any computations in respect thereof or (c) require any Purchaser to take or refrain from taking any action that would prejudice its ability to benefit from any other credits, reliefs, remissions or repayments to which it may be entitled.

4.4.7. Without prejudice to the survival of any other agreement hereunder, the agreements and obligations contained in this Section 4.4 shall survive the payment in full of the Note Obligations.

4.5. Manner and Time of Payment. All payments to the Agent for the account of the Purchasers hereunder, whether of principal, interest, premiums, or payments provided in respect of any Put Consideration or reduction in Aggregate Availability, shall be made without defense, set off or counterclaim, in same day funds (or, if permitted, in the form of Capitalized Interest, additions to principal of the Notes) and delivered to the Agent in accordance with the wire instructions provided on Schedule III. All payments shall be made by 11:00 a.m. (San Francisco time) on the date such payment is due; payments made after that time shall be deemed to have been paid on the next succeeding Business Day.

4.6. LIBOR Breakage. If (i) any portion of the Note Obligations constituting interest, Put Consideration, principal or any Applicable Premium thereon are paid in whole or in part on a date other than a Payment Date (whether that repayment is made pursuant to any provision of this Agreement or any other Second Lien Credit Document or occurs as a result of acceleration, by operation of law or otherwise); (ii) the Issuers shall default in payment when due of any Note Obligation of the nature specified in clause (i); or (iii) the Issuers shall fail to make any voluntary prepayment of a Note Obligation when due after the Issuer Representative has given a notice thereof in accordance herewith, then the Issuers shall jointly and severally indemnify and hold harmless each Purchaser from and against all losses, costs and expenses resulting from or arising from any of the foregoing. Such indemnification shall include any loss (including loss of margin) or expense arising from the redeployment of funds obtained by it or from fees payable to terminate deposits from which such funds were obtained. As promptly as practicable under the circumstances, the Agent shall provide the Issuer Representative and the Purchasers with its written calculation of all amounts payable pursuant to this Section 4.6, and such calculation shall be binding on the parties hereto unless the Issuer Representative shall object in writing within ten Business Days of receipt thereof, specifying the basis for such objection in reasonable detail.

4.7. Application of Certain Payments. As to all payments made during the pendency of an Event of Default or following the Maturity Date or any acceleration of the Note Obligations, payments shall be applied by the Agent to amounts then due and payable in the following order: (a) first, to the payment of fees of the Agent to the extent then outstanding and payable, (b) second, to the payment of fees of the LC Issuer to the extent then outstanding and payable, (c) third, to the payment of any other expenses payable under Section 15.1, pro rata based on the amounts then due and owing, (d) fourth, to the payment of interest and Put Consideration to the Purchasers, pro rata based on the amounts then due and owing, (e) fifth, to the payment of principal to the Purchasers and any Applicable Premium, pro rata based on then amounts then due and owing and (f) sixth, to cash collateralize Specified LCs in an amount equal to 105% of the undrawn exposure thereunder, except that, following the Maturity Date or any acceleration of the Note Obligations, the obligation to cash collateralize the Specified LCs will be pro rata with the obligation to pay principal and any Applicable Premium on the Notes, and (g) seventh, to the payment of any other Note Obligations then outstanding, pro rata based on the amounts of any such other Note Obligations.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PURCHASERS

In order to induce the Issuers to enter into this Agreement, each Purchaser individually (but not on behalf of any other Purchaser) represents, warrants and agrees for the benefit of the

Issuers and for the benefit of Sankaty Advisors, LLC, the Sankaty Purchasers and the LC Issuer (it being acknowledged that Sankaty Advisors, LLC is an intended third party beneficiary of, and entitled to rely on, the representations, warranties and agreements in this Article 5), that:

5.1. Legal Capacity; Due Authorization. Such Purchaser has full legal capacity, power and authority to execute and deliver this Agreement and to perform its obligations hereunder and that this Agreement has been duly executed and delivered by such Purchaser and is the legal, valid and binding obligation of such Purchaser enforceable against it in accordance with the terms hereof.

5.2. Restrictions on Transfer. Such Purchaser has been advised that the Notes and the Warrants have not been (and will not be) registered under the Securities Act or any state securities laws and, therefore, cannot be resold unless they are registered under the Securities Act and applicable state securities laws or unless an exemption from such registration requirements is available, and that the Notes and Warrants may have to be held by such Purchaser for an indefinite period of time. Such Purchaser is aware that the Issuers are not under any obligation to effect any such registration with respect to the Notes or Warrants or to file for or comply with any exemption from registration except pursuant to the Registration Rights Agreement. Such Purchaser is purchasing the Securities to be acquired by such Purchaser hereunder for its own account and not with a view to, or for resale in connection with, the distribution thereof in violation of the Securities Act; provided, however that the disposition of such Purchaser’s property shall at all times be and remain in its control and sole discretion.

5.3. Accredited Investor, etc. Such Purchaser has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of such investment, is able to incur a complete loss of such investment and to bear the economic risk of such investment for an indefinite period of time. Such Purchaser (a) is an “accredited investor” as that term is defined in Regulation D under the Securities Act and (b) has been represented by counsel in the purchase of the Securities to be purchased by it and is aware of the limitations of state and federal securities laws with respect to the disposition of the Securities. Such Purchaser acknowledges that such Purchaser has had an opportunity to examine the financial and business affairs of the Issuers and an opportunity to ask questions of and receive answers from the Issuers’ management. Such Purchaser acknowledges that it has conducted its own investigation of the Issuers and of the Securities, and that it has not relied, and is not relying, and will not rely in future on information or work product received from Sankaty in makings its investment decisions with respect to the Securities, including with respect to the acquisition or any disposition or retention of the same.

5.4. Brokerage Fees, etc. Each Purchaser represents and warrants to each other party to this Agreement that other than the Initial Put Consideration, which will be paid by the Issuers at Closing, no broker’s, finder’s or placement fee or commission will be payable to any Person alleged to have been retained by such representing and warranting party with respect to any of the transactions contemplated by this Agreement. Each Purchaser hereby indemnifies each such other party against and agrees that it will hold each such party harmless from any claim, demand or liability, including reasonable attorneys’ fees, for any broker’s, finder’s or placement fee or commission alleged to have been incurred by such indemnifying party.

5.5. No Advertisement. There has been no advertisement by such Purchaser of the Securities in printed public media, radio, television or telecommunications, including electronic display.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF THE ISSUERS

To induce the Purchasers to purchase the Notes and the Warrants and the LC Issuer to issue the Specified LCs, the Issuers, jointly and severally, make the following representations and warranties, as of the Closing Date and after giving effect to the actions taken on or before the Effective Date (except as otherwise specified), to the Second Lien Parties with respect to all Issuers, each and all of which shall survive the execution and delivery of this Agreement.

6.1. Corporate Existence; Compliance with Law. Each Issuer (a) is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization set forth in Schedule 6.1; (b) is duly qualified to conduct business and is in good standing in each other jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified or be in good standing would not result in exposure to losses or liabilities which could reasonably be expected to have a Material Adverse Effect; (c) has the requisite power and authority and the legal right to own, pledge, mortgage or otherwise encumber and operate its properties, to lease the property it operates under lease and to conduct its business as now conducted or proposed to be conducted; (d) subject to specific representations regarding Environmental Laws, has all material licenses, permits, consents or approvals from or by, and has made all material filings with, and has given all material notices to, all Governmental Authorities having jurisdiction, to the extent required for such ownership, operation and conduct; (e) is in compliance with its charter and bylaws or partnership or operating agreement, as applicable; and (f) subject to specific representations set forth herein regarding ERISA, Environmental Laws, tax and other laws, is in compliance with all applicable provisions of law, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

6.2. Executive Offices, Collateral Locations, FEIN. As of the Closing Date, each Issuer’s name as it appears in official filings in its state of incorporation or organization, state of incorporation or organization, organization type, organization number, if any, issued by its state incorporation or organization, and the current location of each Issuer’s chief executive office and the warehouses and premises at which any Collateral is located are set forth in Schedule 6.2. Other than as set forth in Schedule 6.2, none of such locations has changed within the four (4) months preceding the Closing Date and each Issuer has only one state of incorporation or organization. In addition, Schedule 6.2 lists the federal employer identification number of each Issuer.

6.3. Corporate Power, Authorization, Enforceable Obligations. The execution, delivery and performance by each Issuer of the Second Lien Credit Documents to which it is a party and the creation of all Liens provided for therein: (a) are within such Person’s corporate, limited liability company or limited partnership power, as applicable; (b) have been duly authorized by all necessary corporate, limited liability company or limited partnership action;

(c) do not contravene any provision of such Person’s charter, bylaws or partnership or operating agreement as applicable; (d) do not violate any law or regulation, or any order or decree of any court or Governmental Authority by which such Person or its assets are bound; (e) do not conflict with or result in the breach or termination of, constitute a default under or accelerate or permit the acceleration of any performance required by, any indenture, mortgage, deed of trust, material lease, material agreement or other material instrument to which such Person is a party or by which such Person or any of its property is bound; (f) do not result in the creation or imposition of any Lien upon any of the property of such Person other than those in favor of the Agent, on behalf of itself , the Purchasers and the LC Issuer, pursuant to the Second Lien Credit Documents; and (g) do not require the consent or approval of any Governmental Authority or any other Person, except those referred to in Section 7.6, all of which will have been duly obtained, made or complied with on or prior to the Closing Date. Each of the Second Lien Credit Documents shall be duly executed and delivered by each Issuer and each such Second Lien Credit Documents shall constitute a legal, valid and binding obligation of such Issuer enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally.

6.4. Financial Statements and Projections. Except for the Projections, all Financial Statements of the Issuers that are referred to below and provided to the Agent have been prepared in accordance with GAAP consistently applied throughout the periods covered (except as disclosed therein and except, with respect to unaudited Financial Statements, for the absence of footnotes and normal year-end audit adjustments) and present fairly in all material respects the financial position of the Persons covered thereby as at the dates thereof and the results of their operations and cash flows for the periods then ended (subject to adjustments made as required by (i) the Securities and Exchange Commission (“SEC”) in connection with the formal investigation by the SEC into the business practices of Fleming and its Subsidiaries commencing on or about March 11, 2003 (the “SEC Investigation”), and (ii) any restatement of any of the Issuers’ Financial Statements for any period ended prior to the Closing Date in connection with the SEC Investigation or the audit committee’s internal investigation).

6.4.1. Financial Statements. Copies of the Issuers’ unaudited consolidated balance sheets at June 30, 2004, and the related statements of income and cash flows, for the portion of the Fiscal Year ended as of such Fiscal Month have been delivered on the date hereof and are attached hereto as Schedule 6.4.1.

6.4.2. Pro Forma. The Pro Forma delivered on the date hereof and attached hereto as Schedule 6.4.2 was prepared by the Issuers giving pro forma effect to the Related Transactions and was based on the projected consolidated balance sheet of the Issuers as of July 31, 2004.

6.4.3. Projections. The Projections delivered on the date hereof and attached hereto as Schedule 6.4.3 have been prepared by the Issuers in light of the past operations of their businesses, but including future payments of known contingent liabilities (it being understood that Holdings’ prospective contingent liabilities to the Reclamation Creditors’ Trust and the Post Confirmation Trust under the applicable Holdings Guaranty are unknown as of the Closing Date and therefore are not reflected in the Projections), and reflect consolidated projections for the Fiscal Year(s) ending December 31, 2004 through December 31, 2008 on an annual basis. The Projections reflect estimates and assumptions, all of which the Issuers believe to be reasonable and fair in light of current conditions and current facts known to the Issuers and, as of the Closing Date, reflect the Issuers’ good faith and reasonable estimates of the future financial performance of the Issuers for the period set forth therein. The Projections are not a guaranty of future performance, and actual results may differ from the Projections.

6.5. Material Adverse Effect. Between November 1, 2003 and the Closing Date: (a) no Issuer has incurred any obligations, contingent or noncontingent liabilities, liabilities for Charges, long-term leases or unusual forward or long-term commitments that are not reflected in the Pro Forma and that, alone or in the aggregate, could reasonably be expected to have a Material Adverse Effect, (b) no contract, lease or other agreement or instrument has been entered into by any Issuer or has become binding upon any Issuer’s assets and no law or regulation applicable to any Issuer has been adopted that has had or could reasonably be expected to have a Material Adverse Effect, and (c) no Issuer is in default and, to the best of Issuers’ knowledge, no third party is in default under any material contract, lease or other agreement or instrument to which such Issuer is a party, that alone or in the aggregate could reasonably be expected to have a Material Adverse Effect. Since November 1, 2003, no event has occurred, that alone or together with other events, could reasonably be expected to have a Material Adverse Effect.

6.6. Ownership of Property; Liens. As of the Closing Date, the real estate (“Real Estate”) listed in Schedule 6.6 constitutes all of the real property owned, leased, subleased, or used by any Issuer. As of the Closing Date, except as set forth in Schedule 6.6, each Issuer owns good fee simple title to all of its owned Real Estate. Each Issuer owns valid leasehold interests in all of its leased Real Estate, all as described on Schedule 6.6, and copies of all such leases or a summary of terms thereof reasonably satisfactory to the Required Purchasers have been made available to the Required Purchasers for their review. Schedule 6.6 further describes any Real Estate with respect to which any Issuer is a lessor, sublessor or assignor as of the Closing Date. Except as set forth in Schedule 6.6, each Issuer also has good title to, or valid leasehold interests in or other rights to use, all of its personal property and assets. As of the Closing Date, none of the properties and assets of any Issuer are subject to any Liens other than Permitted Encumbrances, and there are no facts, circumstances or conditions known to any Issuer that could reasonably be expected to result in any Liens (including Liens arising under Environmental Laws) other than Permitted Encumbrances. Schedule 6.6 also describes any purchase obligations of any Issuer pertaining to any Real Estate. As of the Closing Date, no portion of any Issuer’s Real Estate has suffered any material damage by fire or other casualty loss that has not heretofore been repaired and restored in all material respects to its original condition or otherwise remedied. As of the Closing Date, all material permits required to have been issued or appropriate to enable the Real Estate to be lawfully occupied and used for all of the purposes for which it is currently occupied and used have been lawfully issued and are in full force and effect. The Liens granted to the Agent, on behalf of itself, the Purchasers and the LC Issuer, pursuant to the Collateral Documents will at all times be fully perfected second priority Liens in and to the Collateral described therein (or first priority, following payment in full of the First Lien Debt), subject to Permitted Encumbrances.

6.7. Labor Matters. Except as set forth on Schedule 6.7, as of the Closing Date (a) no strikes or other material labor disputes against any Issuer are pending or, to any Issuer’s knowledge, threatened; (b) hours worked by and payment made to employees of each Issuer comply in all material respects with the Fair Labor Standards Act and each other federal, state, provincial, local or foreign law applicable to such matters; (c) all payments due from any Issuer for employee health and welfare insurance have been paid or accrued as a liability on the books of such Issuer as required by GAAP, and such Issuer has withheld all employee withholdings and has made all employee contributions to be withheld and made by it pursuant to applicable law; (d) no Issuer is a party to or bound by any collective bargaining agreement, management agreement, consulting agreement, employment agreement, bonus, restricted stock, stock option, or stock appreciation plan or agreement or any similar plan, agreement or arrangement (and true and complete copies of any agreements described on Schedule 6.7 have been delivered to the Purchasers); (e) there is no organizing activity involving any Issuer pending or, to any Issuer’s knowledge, threatened by any labor union or group of employees; (f) there are no representation proceedings pending or, to any Issuer’s knowledge, threatened with the National Labor Relations Board, and no labor organization or group of employees of any Issuer has made a pending demand for recognition; and (g) there are no material complaints or charges against any Issuer pending or, to the knowledge of any Issuer, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by any Issuer of any individual.

6.8. Ventures, Subsidiaries and Affiliates; Outstanding Stock and Indebtedness. Except as set forth in Schedule 6.8, as of the Closing Date, no Issuer has any Subsidiaries, is engaged in any joint venture or partnership with any other Person, or is an Affiliate of any other Person. All of the issued and outstanding Stock of each Issuer (other than Holdings) is owned by each of the Stockholders and in the amounts set forth in Schedule 6.8. Except as set forth in Schedule 6.8, there are no outstanding rights to purchase, options, warrants or similar rights or agreements pursuant to which any Issuer may be required to issue, sell, repurchase or redeem any of its Stock or other equity securities or any Stock or other equity securities of its Subsidiaries. All outstanding Indebtedness of each Issuer and Guaranteed Indebtedness of the Issuer as of the Closing Date (except for the Note Obligations) is described in Section 11.3 (including Schedule 11.3).

6.9. Government Regulation. No Issuer is subject to regulation as an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in, and pursuant to, the Investment Company Act of 1940. No Issuer is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, or, except to the extent such Issuer has obtained the requisite consents and approvals thereunder, if any, authorizing such Issuer’s incurrence of the Note Obligations, with any other federal, foreign, state or provincial statute that restricts or limits its ability to incur Indebtedness or to perform its obligations hereunder. The purchase of the Notes by Purchasers from the Issuers, the application of the proceeds thereof and repayment thereof and the consummation of the Related Transactions will not violate any provision of any such statute or any rule, regulation or order issued by the SEC.

6.10. Margin Regulations. No Issuer is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” as such terms are defined in Regulation U of the Federal Reserve Board as now and from time to time hereafter in effect (such securities being referred to herein as “Margin Stock”). No Issuer owns any Margin Stock, and none of the proceeds from the issuance of the Notes will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any Indebtedness that was originally incurred to purchase or carry any Margin Stock or for any other purpose that might cause any of the Notes to be considered a “purpose credit” within the meaning of Regulations T, U or X of the Federal Reserve Board. No Issuer will take or permit to be taken any action that might cause any Second Lien Credit Document to violate any regulation of the Federal Reserve Board.

6.11. Taxes. All federal income, foreign income, provincial income and other material tax returns, reports and statements, including information returns, required by any Governmental Authority to be filed by any Issuer have been filed with the appropriate Governmental Authority, and all Charges payable by any Issuer have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof excluding Charges or other amounts being contested in accordance with Section 10.2.2 and unless the failure to so file or pay would not reasonably be expected to result in fines, penalties or interest in excess of $1,000,000 in the aggregate. Proper and accurate amounts have been withheld by each Issuer from its respective employees for all periods in full and complete compliance in all material respects with all applicable federal, state, provincial, local and foreign laws and such withholdings payable by any Issuer have been timely paid to the respective Governmental Authorities. Schedule 6.11 sets forth as of the Closing Date those taxable years for which any Issuer’s income tax returns and other material tax returns (which for purposes of this sentence means an audit where the potential liability of such Issuer could reasonably be expected to exceed $100,000) are currently being audited by the IRS or any other applicable Governmental Authority, and any assessments or threatened assessments in connection with such audit, or otherwise currently outstanding. Except as described in Schedule 6.11, as of the Closing Date, no Issuer has executed or filed with the IRS or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any Charges. None of the Issuers and their respective predecessors are liable for any material Charges of any other Person: (a) under any agreement (including any tax sharing agreements) or (b) to each Issuer’s knowledge, as a transferee. As of the Closing Date, no Issuer has agreed or been requested to make any adjustment under Code Section 481(a), by reason of a change in accounting method or otherwise, which would reasonably be expected to have a Material Adverse Effect.

6.12. ERISA.

6.12.1. Schedule 6.12 lists, as of the Closing Date, (i) all ERISA Affiliates and (ii) all Plans and separately identifies all Pension Plans, including Title IV Plans, Multiemployer Plans, and all Retiree Welfare Plans. Copies of all such listed Plans, together with a copy of the latest form IRS/DOL 5500-series, as applicable, for each such Plan, have been delivered to the Agent. To the Issuers’ knowledge, only with respect to Multiemployer Plans, each Qualified Plan has either been determined by the IRS to qualify under Section 401 of the Code, or the Issuers may rely to establish such qualification on an opinion letter issued to the prototype plan sponsor, and nothing has occurred that would cause the loss of such protection, qualification, reliance or tax-exempt status. To the Issuers’ knowledge only with respect to Multiemployer Plans, except as set forth in Schedule 6.12, each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and its terms, including the timely filing of all reports required under the Code or ERISA. To the Issuer’ knowledge only with respect to (A) Multiemployer Plans and (B) the actions or omissions of independent third parties, except as set forth in Schedule 6.12, neither any Issuer nor ERISA Affiliate has failed to make any material contribution or pay any material amount due as required by either Section 412 of the Code or Section 302 of ERISA or the terms of any such Plan. To the Issuers’ knowledge only with respect to Multiemployer Plans, no “prohibited transaction,” as defined in Section 406 of ERISA and Section 4975 of the Code, has occurred with respect to any Plan, that would subject any Issuer to a material tax on prohibited transactions imposed by Section 502(i) of ERISA or Section 4975 of the Code.

6.12.2. Except as set forth in Schedule 6.12 as of the Closing Date: (i) no Title IV Plan has any material Unfunded Pension Liability, and no Issuer or ERISA Affiliate has any liability or contingent liability with respect to any Title IV Plan; (ii) to the Issuers’ knowledge only with respect to Multiemployer Plans, except for events taking place on or before the Closing Date solely as part of the Plan of Reorganization, no ERISA Event has occurred or is reasonably expected to occur; (iii) to the Issuers’ knowledge only with respect to Multiemployer Plans, there are no pending, or to the knowledge of any Issuer, threatened unfunded liabilities, material claims (other than claims for benefits in the normal course and claims in the Chapter 11 Case), sanctions, actions or lawsuits, asserted or instituted against any Plan or any Person as fiduciary or sponsor of any Plan; and (iv) no Issuer or ERISA Affiliate reasonably expects to incur any material liability as a result of a complete or partial withdrawal from a Multiemployer Plan.

6.12.3. Schedule 6.12 lists, as of the Closing Date, all Benefit Settlement Plans. Neither any Issuer nor any ERISA Affiliate has failed to comply in any material respect with the terms of any Benefit Plan Settlement applicable to it, and there are no pending, or to the knowledge of any Issuer, threatened material claims, sanctions, actions or lawsuits asserted against any Issuer or any ERISA Affiliate for alleged failure to comply with the terms of any Benefit Plan Settlement.

6.13. No Litigation. No action, claim, lawsuit, demand, investigation or proceeding is now pending or, to the knowledge of any Issuer, threatened against any Issuer, before any Governmental Authority or before any arbitrator or panel of arbitrators (collectively, “Litigation”), (a) that challenges any Issuer’s right or power to enter into or perform any of its obligations under the Second Lien Credit Documents to which it is a party, or the validity or enforceability of any Second Lien Credit Document, or (b) that has a reasonable risk of being determined adversely to any Issuer and that, if so determined, could reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 6.13, as of the Closing Date there is no Litigation pending or, to any Issuer’s knowledge, threatened, that seeks damages in excess of $500,000 or injunctive relief against, or alleges criminal misconduct of, any Issuer.

6.14. Brokers. Except as set forth on Schedule 6.14, no broker or finder brought about the issuance and purchase of the Notes or the Related Transactions, and no Issuer or Affiliate thereof has any obligation to any Person in respect of any finder’s or brokerage fees in connection therewith.

6.15. Intellectual Property. As of the Closing Date, each Issuer owns or has rights to use all material Intellectual Property necessary to continue to conduct its business as now conducted by it or presently proposed to be conducted by it, and each material Patent, Trademark, Copyright and License (other than readily available, mass-marketed, “off the shelf” Intellectual Property) is listed, together with application or registration numbers, as applicable, in Schedule 6.15. Each Issuer conducts its business and affairs without infringement of or interference with any Intellectual Property of any other Person in any material respect. Except as set forth in Schedule 6.15, no Issuer is aware of any material infringement claim by any other Person with respect to any Intellectual Property.

6.16. Full Disclosure. No information contained in this Agreement, any of the other Second Lien Credit Documents, Financial Statements or other written reports (other than the Projections) from time to time prepared by any Issuer and delivered hereunder or any written statement prepared by any Issuer and furnished by or on behalf of any Issuer to the Agent or any Purchaser pursuant to the terms of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading in any material respect in light of the circumstances under which they were made.

6.17. Environmental Matters.

6.17.1. Except as set forth in Schedule 6.17 and except as could not reasonably be expected to result in a Material Adverse Effect, as of the Closing Date: (i) the Real Estate is free of contamination from any Hazardous Material except for such contamination that would not adversely impact the value or marketability of such Real Estate and that would not result in Environmental Liabilities; (ii) no Issuer has caused or suffered to occur any Release of Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate; (iii) the Issuers are and have been in compliance with all Environmental Laws, except for such noncompliance that would not result in Environmental Liabilities; (iv) the Issuers have obtained, and are in compliance with, all Environmental Permits required by Environmental Laws for the operations of their respective businesses as presently conducted or as proposed to be conducted, except where the failure to so obtain or comply with such Environmental Permits would not result in Environmental Liabilities, and all such Environmental Permits are valid, uncontested and in good standing; (v) no Issuer is involved in operations or knows of any facts, circumstances or conditions, including any Releases of Hazardous Materials, that are likely to result in any Environmental Liabilities of such Issuer; (vi) there is no Litigation arising under or related to any Environmental Laws, Environmental Permits or Hazardous Material that seeks damages, penalties, fines, costs or expenses or injunctive relief against, or that alleges criminal misconduct by, any Issuer; (vii) no notice has been received by any Issuer identifying it as a “potentially responsible party” or requesting information under CERCLA or analogous state statutes, and to the knowledge of the Issuers, there are no facts, circumstances or conditions that may result in any Issuer being identified as a “potentially responsible party” under CERCLA or analogous state statutes; and (viii) the Issuers have provided to the Agent copies of all existing environmental reports, reviews and audits and all written information pertaining to actual or potential Environmental Liabilities, in each case relating to any Issuer.

6.17.2. Each Issuer hereby acknowledges and agrees that the Agent (i) is not now, and has not ever been, in control of any of the Real Estate or any Issuer’s affairs, and (ii) does not have the capacity through the provisions of the Second Lien Credit Documents or otherwise to influence any Issuer’s conduct with respect to the ownership, operation or management of any of its Real Estate or compliance with Environmental Laws or Environmental Permits.

6.18. Insurance. Schedule 6.18 lists all insurance policies of any nature maintained, as of the Closing Date, for current occurrences by each Issuer, as well as a summary of the terms of each such policy.

6.19. Deposit and Disbursement Accounts. Schedule 6.19 lists all banks and other financial institutions at which any Issuer maintains deposit or other accounts as of the Closing Date, including any Disbursement Accounts, Canadian Disbursement Accounts, payroll accounts, petty cash accounts and the Tax Trust Accounts, and such Schedule correctly identifies the name, address and telephone number of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

6.20. Solvency. After giving effect to (a) issuance and purchase of the Notes on the Closing Date or any Additional Notes subsequently issued, (b) the disbursement of the proceeds of such issuance and purchase pursuant to the instructions of the Issuer Representative; (c) the Refinancing and the consummation of the other Related Transactions; and (d) the payment and accrual of all transaction costs in connection with the foregoing, (i) each Issuer (other than Subsidiaries of Core-Mark International, Inc.) will be Solvent, (ii) each Issuer (after excluding consideration of certain intercompany liabilities owed by Subsidiaries of Core-Mark International, Inc. that are subordinated to the Note Obligations) will be Solvent, and (iii) the Issuers, on a consolidated basis, will be Solvent.

6.21. Bonding; Licenses. Except as set forth on Schedule 6.21, as of the Closing Date, no Issuer is a party to or bound by any surety bond agreement or binding requirement with respect to products or services sold by it or any trademark or patent license agreement with respect to products sold by it.

6.22. First Lien Debt and Subordinated Debt. As of the Closing Date, the Issuers have delivered to each of the Purchasers and Agent a complete and correct copy of the First Lien Credit Documents and the Subordinated Debt Documents (including all schedules, exhibits, amendments, supplements, modifications, assignments and all other documents delivered pursuant thereto or in connection therewith). Each of the Issuers has the corporate power and authority to incur the Indebtedness evidenced by the First Lien Credit Documents and the Subordinated Debt Documents. All Note Obligations constitute senior Indebtedness entitled to the benefits of the subordination provisions contained in the Holdings Guarantees and the other Subordinated Debt Documents. The Issuers acknowledge that Agent and each Purchaser is entering into this Agreement and purchasing the Notes in reliance upon the subordination provisions of the Subordinated Debt Documents and this Section 6.22.

6.23. Status of Holdings. Prior to the Closing Date, Holdings will not have engaged in any business or incurred any Indebtedness or any other liabilities (except in connection with its corporate formation, the Holdings Guaranties, the Documents and this Agreement).

6.24. Transfer of Assets of Debtors to Issuers under the Plan of Reorganization. As of the Closing Date, no non-Issuer Debtor, other than Fleming Companies, Inc., has transferred any assets or other property to the Issuers under or pursuant to the Plan of Reorganization, and any assets and property transferred from Fleming Companies, Inc. to the Issuers are free and clear of all Liens, except for Permitted Encumbrances.

6.25. Capitalization. After giving effect to the Effective Date and the Closing hereunder, the authorized capital stock of Holdings will consist of 50,000,000 shares of common stock, par value $.01 (“Common Stock”), of which 10,000,000 shares will be issued and outstanding following the issuance of the shares of Common Stock contemplated to be effected on, or as soon as practicable after, the Effective Date. Except as set forth on Schedule 6.25, immediately following the Closing, there will be no other outstanding options, warrants, rights (including conversion or preemptive rights) to acquire any capital stock or other equity securities of Holdings (whether from Holdings or from any holder of equity securities) or voting agreements with respect to equity of Holdings, nor has Holdings authorized any such right, nor is Holdings obligated in any other manner to issue shares of its capital stock or other equity securities. On a fully diluted basis, the Warrants represent not less than 2.0% of the fully diluted Common Stock of Holdings, considering the shares of Common Stock contemplated to be issued pursuant to the Plan of Reorganization and assuming full exercise of all options, warrants and other rights outstanding or contemplated as of the Closing.

6.26. Private Placement. Assuming the truth and accuracy of the Purchasers’ representations set forth in ARTICLE 5 of this Agreement, the offer, sale and issuance of the Securities as contemplated by this Agreement is exempt from the registration requirements of the Securities Act. Neither Holdings nor any authorized agent acting on behalf of it will take any action hereafter that would cause the loss of such exemption.

ARTICLE 7

CONDITIONS TO THE INITIAL CLOSING

The obligation of each Purchaser to purchase and pay for the Securities to be issued on the Closing Date, the LC Issuer to issue the Specified LCs and the Agent to serve as Agent hereunder and under the Second Lien Credit Documents are subject to the satisfaction or waiver of the following conditions, each as of the Closing Date:

7.1. Representations and Warranties; No Default. All representations and warranties of the Issuers contained in this Agreement shall be true and correct in all respects, and there shall exist no Default or Event of Default as of the Closing Date, including after giving effect to the issuance of the Securities, the execution of the First Lien Credit Documents, the execution of the Subordinated Debt Documents and the other transactions contemplated herein and therein.

7.2. Documents Satisfactory; Transactions Consummated.

7.2.1. The First Lien Credit Agreement, which shall include a revolving facility of at least $250,000,000, shall have been executed in accordance with its terms and the terms of the First Lien Credit Documents and all applicable laws, and each of the conditions precedent to the consummation thereof (including, without limitation, the accuracy in all material respects of the representations and warranties contained in the First Lien Credit Agreement and in the First Lien Credit Documents) shall have been satisfied or waived. The Issuers shall have a minimum of $10,000,000 of availability under such revolving facility immediately after giving effect to the Closing and the transactions contemplated hereby.

7.2.2. The Bankruptcy Court shall have entered a final order in form and substance reasonably acceptable to the Purchasers which confirms the Plan of Reorganization with only such changes from the proposed Plan of Reorganization as filed with the Bankruptcy Court on May 11, 2004 as are reasonably satisfactory to the Purchasers (the “Confirmation Order”). The Confirmation Order shall not have been supplemented, modified or stayed by the Bankruptcy Court or any other court having jurisdiction to issue any such stay, and shall have been entered upon proper notice to all parties to be bound by the Reorganization Plan, as may be required by the Bankruptcy Code, the Bankruptcy Rules (including any applicable local bankruptcy rules), and any order of the Bankruptcy Court. All transactions contemplated or required under the Plan of Reorganization to occur on or before the Effective Date shall have been effected. Moreover, the time to appeal the Confirmation Order or to seek review, rehearing, or certiorari with respect to the Confirmation Order shall have expired, no appeal or petition for review, rehearing, or certiorari with respect to the Confirmation Order shall be pending, and the Confirmation Order shall otherwise be a final, non-appealable order in full force and effect.

7.2.3. The Confirmation Recognition Order shall have been entered by the Canadian Court, in form and substance reasonably acceptable to the Agent (the “Confirmation Recognition Order”). The Confirmation Recognition Order shall not have been supplemented, modified or stayed by the Canadian Court or any other court having jurisdiction to issue any such stay.

7.2.4. The Agent shall have received a fully executed copy (with originals thereof to follow to the Agent via overnight courier) of a pay-off letter reasonably satisfactory to the Agent confirming that all of the Prior Lender Obligations will be repaid in full from the proceeds of the initial advances under the First Lien Facility and the proceeds of the Notes to be issued at Closing and all Liens upon any of the property of the Issuers or any of their Subsidiaries in favor of Prior Lenders shall be terminated, immediately upon such payment from the proceeds of the initial advances under the First Lien Facility and the proceeds of the Notes issued at Closing.

7.3. Delivery of Documents. The Purchasers shall have received the following items, each of which shall be in form and substance reasonably satisfactory to the Purchasers, the Agent and the LC Issuer and, unless otherwise noted, dated the Closing Date:

7.3.1. True and correct executed copies of the First Lien Credit Documents, the Second Lien Credit Documents (including the originally executed Notes and Warrants), the Subordinated Debt Documents and the other Documents, all containing terms reasonably satisfactory to the Purchasers. Without limiting the foregoing, the obligors with respect to the First Lien Debt shall be Issuers hereunder, the subordination or intercreditor arrangements benefiting the First Lien Debt (other than the Intercreditor Agreement) shall be substantially identical to those benefiting the Note Obligations and, subject to the Intercreditor Agreement, the collateral documentation securing the First Lien Debt shall be substantially the same as the collateral documentation securing the Note Obligations.

7.3.2. Resolutions of the board of directors of each Issuer approving, to the extent applicable, the transactions contemplated by this Agreement, and approving and authorizing the execution, delivery and performance of each Document to which it is a party and approving and authorizing the issuance and sale of the Securities and the execution, delivery and payment of the Securities, in each case, certified as of the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment.

7.3.3. A copy of a certificate of the Secretary of State of the state of organization of each Issuer dated as of a recent date prior to the Closing Date, listing all Charter Documents of such Issuer on file with such secretary of state, including any amendments thereto, and certified copies of all such Charter Documents and certifying that (a) such copies are true and correct copies of the Charter Documents, (b) the amendments listed in such certificate are the only amendments to such Charter Documents on file with such secretary of state, (c) such Issuer has paid all franchise taxes due as of the date of such certificate, if available, and (d) if applicable, such Issuer is duly incorporated and in good standing under the laws of the applicable state.

7.3.4. A certificate of each Issuer signed on each of their behalf by its secretary or an assistant secretary, dated the Closing Date (the statements made in which certificate shall be true on and as of such date) certifying as to (a) the absence of any amendment to the Charter Documents of such Issuer since the date of the secretary of state’s certificate referred to in Section 7.3.3 above, (b) if applicable, each of its bylaws or operating agreement as in effect on the Closing Date (which shall be satisfactory to the Purchasers in all respects), and (c) the absence of any change in the due incorporation and good standing of such Issuer under the laws of the applicable state or such other jurisdiction since the date of the secretary of state’s certificate referred to in Section 7.3.3 above and the absence of any proceeding for the dissolution or liquidation of such Issuer.

7.3.5. A certificate of the secretary or an assistant secretary of each Issuer certifying as to the names and true signatures of the officers of such entity executing the Second Lien Credit Documents to which it is a party.

7.3.6. Duly executed originals of opinions of (a) Kirkland & Ellis LLP, counsel for the Issuers, and (b) Goodmans LLP, Canadian counsel to the Issuers, together with any other local counsel opinions (including opinion(s) of counsel delivered by or on behalf of the Issuers in respect of the First Lien Facility closing) reasonably requested by the Agent, each in form and substance reasonably satisfactory to the Agent and its counsel, dated the Closing Date, and, in the case of the opinion(s) of counsel delivered by or on behalf of the Issuers in respect of the First Lien Facility closing, reliance language or a reliance letter allowing the Agent, the LC Issuer and the Purchasers to rely on such opinion.

7.3.7. A certificate of a Responsible Officer of each Issuer, dated as of the Closing Date, certifying that the conditions specified in Sections 7.1, 7.6, 7.7 and 7.9 have been fulfilled.

7.3.8. Such other certificates and documents as the Purchasers may reasonably request in order to evidence the satisfaction of the foregoing conditions and the completion of legal matters incident to the transactions contemplated by this Agreement, and in form and substance reasonably satisfactory to them.

7.4. No Material Adverse Change, etc. The following conditions are satisfied: (a) there shall have been no material adverse change in the business, assets, financial conditions, income or prospects of Holdings and its Subsidiaries, taken as a whole, since November 1, 2003, (b) there shall have been no material misstatements in or omissions from the materials that have previously been, or may hereafter be, furnished by the Issuers and their Affiliates to the Purchasers for their review, (c) the Purchasers shall be reasonably satisfied with the financial results of Holdings and its Subsidiaries for the period from December 1, 2003 through the Closing, including that such financial results are consistent in all material respects with the income statement projections for Holdings and its Subsidiaries that were provided to certain Purchasers on March 25, 2004, (d) there shall have been no material adverse change in governmental regulation or policy affecting any Purchaser or the LC Issuer which in the reasonable judgment of each Purchaser and the LC Issuer, makes it impracticable to proceed with the transactions contemplated hereby, and (e) there shall have been no material adverse change in financial, banking or capital markets since the date of the Put Agreement which in the reasonable judgment of the Purchasers makes it impracticable to proceed with the transactions contemplated hereby.

7.5. Corporate/Capital Structure. The Purchasers shall be satisfied with the ownership, corporate and legal structure and capitalization of each Issuer, including, without limitation, the terms and conditions of any capital stock, options, warrants or other securities issued by such Issuer and any agreements related thereto, including the First Lien Credit Documents and the Subordinated Debt Documents.

7.6. Authorizations, Consents and Approvals. Each Issuer shall have received any and all necessary authorizations, consents and approvals and shall have made any and all filings and shall have satisfied all applicable waiting periods necessary in connection with the consummation of the transactions contemplated by this Agreement.

7.7. Litigation. There shall exist no action, suit, investigation, litigation or proceeding affecting any Issuer or any of its respective properties pending or threatened before any court, governmental agency or arbitrator that (a) could have a Material Adverse Effect on the rights or remedies of the Purchasers hereunder, or on the ability of such Issuer to perform its respective obligations with respect to the Second Lien Credit Documents or (b) challenges the legality, validity or enforceability of the First Lien Credit Documents, the Second Lien Credit Documents, the Subordinated Debt Documents, the Securities, any other Document or the consummation of the transactions contemplated hereby and thereby. No order, judgment or decree of any court, arbitrator or governmental authority shall enjoin or restrain the Purchasers from acquiring the Securities.

7.8. Other Fees and Expenses; Initial Put Consideration. On the Closing Date, all fees and expenses payable pursuant to the Fee Letter, the Put Letter or Section 16.1, including the Initial Put Consideration, shall have been paid in full.

7.9. No Violation of Regulations T, U or X. The issuance of the Securities shall not violate Regulations T, U or X of the Board of Governors of the Federal Reserve Board.

ARTICLE 8

CONDITIONS TO SUBSEQUENT CLOSINGS

8.1. Conditions to Purchase of Additional Notes pursuant to Section 3.6. The obligation of each Purchaser to purchase and pay for any Additional Notes to be issued pursuant to Section 3.6 is subject to the satisfaction or waiver of the following conditions, each as of the date of issuance of such Additional Notes:

8.1.1. Representations and Warranties; No Default. All representations and warranties of the Issuers contained in this Agreement shall be true and correct in all material respects, and there shall exist no Default or Event of Default, including after giving effect to the issuance of Additional Notes.

8.1.2. No First Lien Credit Agreement or Subordinated Debt Agreement Default. Each of the First Lien Credit Agreement and the Subordinated Debt Agreement shall continue to be in full force and effect and no default or event of default shall be continuing thereunder.

8.1.3. Delivery of Documents. The Issuers shall have delivered to the Agent and/or the Purchasers, as applicable, (a) the notice required by Section 3.6, (b) executed originals of the Additional Notes to be issued on such date, (c) resolutions authorizing the issuance of the Additional Notes by each Issuer and (d) a certificate of a Responsible Officer of each Issuer certifying that the conditions specified in Sections 8.1.1, 8.1.2 and 8.1.4 have been satisfied.

8.1.4. Litigation. There shall exist no action, suit, investigation, litigation or proceeding affecting any Issuer or any of its respective properties pending or threatened before any court, governmental agency or arbitrator that (a) could have a Material Adverse Effect on the rights or remedies of the Purchasers hereunder, or on the ability of such Issuer to perform its respective obligations with respect to the Second Lien Credit Documents or (b) challenges the legality, validity or enforceability of the First Lien Credit Documents, the Second Lien Credit Documents, the Subordinated Debt Documents, the Securities, any other Document or the consummation of the transactions contemplated hereby and thereby. No order, judgment or decree of any court, arbitrator or governmental authority shall enjoin or restrain the Purchasers from acquiring the Additional Notes to be purchased on such date.

8.1.5. Fees and Expenses. All expenses of the Agent or the Purchasers payable pursuant to Section 16.1 or the Fee Letter shall have been paid to the extent invoiced as of such date.

ARTICLE 9

FINANCIAL STATEMENTS AND INFORMATION

9.1. Reports and Notices.

9.1.1. Each Issuer hereby agrees that from and after the Closing Date and until the Termination Date, it shall deliver to the Agent or to the Agent and Purchasers, as required, the Financial Statements, notices, Projections and other information at the times, to the Persons and in the manner set forth in Annex B.

9.1.2. Each Issuer hereby agrees that, from and after the Closing Date and until the Termination Date, it shall deliver to the Agent the various Collateral Reports at the times, to the Persons and in the manner set forth in Annex C.

9.2. Communication with Accountants. Each Issuer authorizes (a) the Agent (provided that the Agent provides prior notice to the Issuer Representative of any such communications and the Issuer Representative is afforded a reasonable opportunity to be present during any such communications (it being understood that the Issuer Representative’s failure to be present shall not affect the Agent’s rights hereunder)) and (b) so long as an Event of Default has occurred and is continuing, each Purchaser, to communicate directly with its independent certified public accountants, if any, and authorizes and shall instruct those accountants and advisors to communicate to the Agent and each Purchaser information relating to any Issuer with respect to the business, results of operations and financial condition of any Issuer.

ARTICLE 10

AFFIRMATIVE COVENANTS

Each Issuer jointly and severally agrees as to all Issuers that from and after the date hereof and until the Termination Date:

10.1. Maintenance of Existence and Conduct of Business. Each Issuer shall (a) do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and its material rights and franchises; (b) continue to conduct its business substantially as now conducted or as otherwise permitted hereunder; (c) at all times maintain, preserve and protect all of its assets and properties used or useful in the conduct of its business, and keep the same in working order and condition in all material respects (taking into consideration ordinary wear and tear) and from time to time make, or cause to be made, all necessary or appropriate repairs, replacements and improvements thereto consistent with industry practices; and (d) transact business only in such corporate and trade names as are set forth in Schedule 6.1 or Schedule 10.1.

10.2. Payment of Charges.

10.2.1. Subject to Section 10.2.2 and except as provided in the Plan of Reorganization, each Issuer shall pay and discharge or cause to be paid and discharged promptly all material Charges payable by it, including, to the extent material, (i) Charges imposed upon it, its income and profits, or any of its property (real, personal or mixed) and all Charges with respect to tax, social security and unemployment withholding with respect to its employees, (ii) lawful claims for labor, materials, supplies and services or otherwise, and (iii) all storage or rental charges payable to warehousemen or bailees, in each case, before any thereof shall become past due.

10.2.2. Each Issuer may in good faith contest, by appropriate proceedings, the validity or amount of any Charges, Taxes or claims described in Section 10.2.1; provided, that (i) adequate reserves with respect to such contest are maintained on the books of such Issuer, in accordance with GAAP; (ii) no Lien shall be imposed to secure payment of such Charges (other than payments to warehousemen and/or bailees pursuant to Liens that are permitted under clause (e) of the definition of Permitted Encumbrances) that is superior to any of the Liens securing the Note Obligations and such contest is maintained and prosecuted continuously and with diligence and operates to suspend collection or enforcement of such Charges; (iii) none of the Collateral becomes subject to forfeiture or loss as a result of such contest and (iv) such Issuer shall promptly pay or discharge such contested Charges, Taxes or claims and all additional charges, interest, penalties and expenses, if any, and shall deliver to the Agent evidence reasonably acceptable to the Agent of such compliance, payment or discharge, if such contest is terminated or discontinued adversely to such Issuer or the conditions set forth in this Section 10.2.2 are no longer met.

10.3. Books and Records; Access.

10.3.1. Each Issuer shall keep adequate books and records with respect to its business activities in which proper entries, reflecting all financial transactions, are made in accordance with GAAP and on a basis consistent with the Financial Statements attached as Schedule 6.4.1.

10.3.2. Each Issuer shall, during normal business hours, from time to time upon three Business Days’ prior notice as frequently as the Agent reasonably determines to be appropriate: (a) provide the Agent and any of its officers, employees and agents reasonable access to its properties, facilities, advisors, officers and employees of each Issuer and to the Collateral, (b) permit the Agent, and any of its officers, employees and agents, to inspect, audit and make extracts from any Issuer’s books and records, and (c) permit the Agent, and its officers, employees and agents, to inspect, review, evaluate and make test verifications and counts of the Accounts, Inventory and other Collateral of any Issuer. If an Event of Default has occurred and is continuing, each such Issuer shall provide such access to the Agent and to the LC Issuer and each Purchaser at all times and without advance notice. Furthermore, so long as any Event of Default has occurred and is continuing, the Issuers shall provide the Agent, the LC Issuer and each Purchaser with reasonable access to their suppliers and customers. Each Issuer shall make available to the Agent and its counsel reasonably promptly originals or copies of all books and records that the Agent may reasonably request. Each Issuer shall deliver any document or instrument necessary for the Agent, as it may from time to time reasonably request, to obtain records from any service bureau or other Person that maintains records for such Issuer, and shall maintain duplicate records or supporting documentation on media, including computer tapes and discs owned by such Issuer. The Agent will give the LC Issuer and the Purchasers at least five Business Days’ prior written notice of regularly scheduled audits. Representatives of the LC Issuer and/or any Purchaser may accompany the Agent’s representatives on regularly scheduled audits at no charge to the Issuers.

10.4. Insurance; Damage to or Destruction of Collateral.

10.4.1. The Issuers shall, at their sole cost and expense, maintain the policies of insurance described on Schedule 6.18 (or substantially similar replacement policies) as in effect on the date hereof or otherwise in form and amounts and with insurers reasonably acceptable to the Agent. Such policies of insurance (or the loss payable and additional insured endorsements delivered to the Agent) shall contain provisions pursuant to which the insurer agrees to provide 30 days’ prior written notice to the Agent in the event of any non-renewal, cancellation or material amendment of any such insurance policy. If any Issuer at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required above, or to pay all premiums relating thereto, upon notice to the Issuer Representative, the Agent may at any time or times thereafter obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto that the Agent deems advisable. The Agent shall have no obligation to obtain insurance for any Issuer or pay any premiums therefor. By doing so, the Agent shall not be deemed to have waived any Default or Event of Default arising from any Issuer’s failure to maintain such insurance or pay any premiums therefor. All sums so disbursed, including reasonable attorneys’ fees, court costs and other charges related thereto, shall be payable on demand by Issuers to the Agent and shall be additional Note Obligations hereunder secured by the Collateral.

10.4.2. The Agent reserves the right at any time upon any material change in any Issuer’s risk profile (including any change in the product mix maintained by any Issuer or any laws affecting the potential liability of such Issuer) to require additional forms and limits of insurance to, in the Agent’s Permitted Discretion, adequately protect both the Agent’s and Purchaser’s interests in all or any portion of the Collateral and to ensure that each Issuer is protected by insurance in amounts and with such coverage as is customary for its industry. If reasonably requested by the Agent, each Issuer shall deliver to the Agent from time to time a report of a reputable insurance broker, reasonably satisfactory to the Agent, with respect to its insurance policies.

10.4.3. Each Issuer shall deliver to the Agent, in form and substance reasonably satisfactory to the Agent, endorsements to (i) all “All Risk” and business interruption insurance naming the Agent, on behalf of itself, the LC Issuer and the Purchasers, as loss payee with respect to the insured subject-matter, and (ii) all general liability and other liability policies naming the Agent, on behalf of itself, the LC Issuer (to the extent permitted under applicable law and insurance regulations) and the Purchasers, as additional insured with respect to the insured subject-matter. The Issuer Representative shall promptly notify the Agent of any loss, damage, or destruction to the Collateral in the aggregate amount of $1,000,000 or more, whether or not covered by insurance (it being understood that the Issuers shall have no obligation to aggregate the amount of any single loss, damage or destruction to the Collateral in an amount less than $50,000).

10.5. Compliance with Benefit Plan Settlements and Laws. Each Issuer shall comply with all Benefit Plan Settlements and all federal, state, provincial local and foreign laws and regulations applicable to it, including those relating to PACA, ERISA, labor laws, and Environmental Laws and Environmental Permits, except to the extent that the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

10.6. Supplemental Disclosure. From time to time as may be reasonably requested by the Agent (which request will not be made more frequently than once each year absent the occurrence and continuance of an Event of Default) or at Issuers’ election, the Issuer shall supplement each Disclosure Schedule hereto, or any representation herein or in any other Second Lien Credit Document, with respect to any matter hereafter arising that, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or as an exception to such representation or that is necessary to correct any information in such Disclosure Schedule or representation which has been rendered inaccurate thereby (and, in the case of any supplements to any Disclosure Schedule, such Disclosure Schedule shall be appropriately marked to show the changes made therein); provided that (a) no such supplement to any such Disclosure Schedule or representation shall amend, supplement or otherwise modify any Disclosure Schedule or representation, except as consented to by the Agent in writing; provided that any such supplement to any Disclosure Schedule or representation which constitutes (or, in the Agent’s reasonable discretion, may be deemed) a waiver of any Default or Event of Default resulting from the matters disclosed therein shall require the prior written consent of the Agent and the Required Purchasers, and (b) no supplement shall be required or permitted as to representations and warranties that relate solely to the Closing Date.

10.7. Intellectual Property. Each Issuer will conduct its business and affairs without infringement of or interference with any Intellectual Property of any other Person in any material respect and shall comply in all material respects with the terms of its Licenses.

10.8. Environmental Matters. Except as could not reasonably be expected to result in a Material Adverse Effect, each Issuer shall and shall cause each Person within its control to: (a) conduct its operations and keep and maintain its Real Estate in compliance with all applicable Environmental Laws and Environmental Permits; (b) implement any and all investigation, remediation, removal and response actions that are appropriate or necessary to maintain the value of the Real Estate or to otherwise comply with Environmental Laws and Environmental Permits pertaining to the presence, generation, treatment, storage, use, disposal, transportation or Release of any Hazardous Material on, at, in, under, above, to, from or about any of its Real Estate; (c) notify the Agent promptly after such Issuer becomes aware of any violation of Environmental Laws or Environmental Permits or any Release on, at, in, under, above, to, from or about any Real Estate; and (d) promptly forward to the Agent a copy of any order, notice, request for information or any communication or report received by such Issuer in connection with any such violation or Release or any other matter relating to any Environmental Laws or Environmental Permits, in each case whether or not the Environmental Protection Agency or any Governmental Authority has taken or threatened any action in connection with any such violation, Release or other matter. If the Agent at any time has a reasonable basis to believe that there may be a violation of any Environmental Laws or Environmental Permits by any Issuer or any Environmental Liability arising thereunder, or a Release of Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate, that, in each case, could reasonably be expected to have a Material Adverse Effect, then each Issuer shall, upon the Agent’s written request (i) cause the performance of such environmental audits including subsurface sampling of soil and groundwater, and preparation of such environmental reports, at Issuers’ expense, as the Agent may from time to time reasonably request, which shall be conducted by reputable environmental consulting firms reasonably acceptable to the Agent and shall be in form and substance reasonably acceptable to the Agent, or (ii) permit the Agent or its representatives to have access to all Real Estate for the purpose of conducting such environmental audits and testing as the Agent reasonably deems appropriate, including subsurface sampling of soil and groundwater. The Issuers shall reimburse the Agent for the reasonable costs of such audits and tests and the same will constitute a part of the Note Obligations secured hereunder.

10.9. Landlords’ Agreements, Mortgagee Agreements, Bailee Letters and Real Estate Purchases. As reasonably requested by the Agent and to the extent not otherwise addressed to the Agent’s reasonable satisfaction in the Confirmation Order or the Confirmation Recognition Order, as applicable, each Issuer shall use commercially reasonable efforts to obtain a landlord’s agreement, mortgagee agreement or bailee letter, as applicable, from the lessor of each leased property, mortgagee of owned property or bailee with respect to any warehouse, processor or converter facility or other location where Collateral having an aggregate fair market value of at least $100,000 is stored or located, which agreement or letter shall contain a waiver or subordination of all Liens or claims that the landlord, mortgagee or bailee may assert against the Collateral at that location, and shall otherwise be reasonably satisfactory in form and substance to the Agent; provided, that to the extent that any such agreement or letter is provided for the benefit of the First Lien Agent it shall be required to be provided to the Agent in substantially similar form. After the Closing Date, no real property or warehouse space shall be leased by any Issuer and no Inventory having an aggregate fair market value of more than $100,000 shall be shipped to a processor or converter under arrangements established after the Closing Date without the prior written consent of the Agent (such consent not to be unreasonably withheld) or, unless and until a reasonably satisfactory landlord agreement or bailee letter, as appropriate, shall first have been obtained with respect to such location. Each Issuer shall timely and fully pay and perform its material obligations under all leases and other agreements with respect to each leased location or public warehouse where any Collateral having an aggregate fair market value of at least $100,000 is or may be located. To the extent otherwise permitted hereunder, if any Issuer proposes to acquire a fee ownership interest in Real Estate after the Closing Date, it shall first provide to the Agent a mortgage or deed of trust granting the Agent a Lien on such Real Estate (subject in priority only to the Liens securing the First Lien Facility) together with environmental audits, mortgage title insurance commitment, real property survey, local counsel opinion(s), and, if required by the Agent, supplemental casualty insurance and flood insurance, and such other documents, instruments or agreements reasonably requested by the Agent, in each case, in form and substance reasonably satisfactory to the Agent.

10.10. Auditor. Issuers shall continue to engage Burr, Pilger & Mayer LLP, a “big four” accounting firm, or another auditor, reasonably satisfactory to the Required Purchasers.

10.11. Foreign Assets Control Regulations. Each Issuer is and will remain in full compliance with all foreign asset control and bank secrecy laws and regulations applicable to it (i) ensuring that no person who owns a controlling interest in or otherwise controls such Issuer is or shall be (A) listed on the Specially Designated Nationals and Blocked Person List maintained by the Office of Foreign Assets Control (“OFAC”), Department of the Treasury, and/or any other similar lists maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation or (B) a person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any other similar Executive Orders, and (ii) ensuring compliance with all applicable Bank Secrecy Act (“BSA”) laws, regulations and government guidance on BSA compliance and on the prevention and detection of money laundering violations.

10.12. Environmental Reports. Upon the request of the Agent in its Permitted Discretion, at any time following the Closing Date, the Issuers shall deliver to the Agent Phase I Environmental Site Assessment Reports, consistent with American Society for Testing and Materials (ASTM) Standard E 1527-94 and applicable state requirements, on all of the Mortgaged Properties, prepared by environmental engineers reasonably satisfactory to the Agent, all in form and substance reasonably satisfactory to the Agent; and upon such further request of the Agent in its Permitted Discretion, the Issuers shall deliver such environmental review and audit reports, including Phase II reports, with respect to the Mortgaged Properties as the Agent shall have requested, and the Agent shall be satisfied, in its sole discretion, with the contents of all such environmental reports. The Agent shall have received letters executed by the environmental firms preparing such environmental reports, in form and substance reasonably satisfactory to the Agent, authorizing the Agent, the LC Issuer and the Purchasers to rely on such reports.

10.13. Further Assurances. Each Issuer agrees that it shall and shall cause each other Issuer to, at such Issuer’s expense and upon the reasonable request of the Agent, duly execute and deliver, or cause to be duly executed and delivered, to the Agent such further instruments and do and cause to be done such further acts as may be reasonably necessary or proper in the reasonable opinion of the Agent to carry out more effectively the provisions and purposes of this Agreement and each Second Lien Credit Document.

10.14. Cash Management Systems. The Issuers will establish and maintain the Cash Management Systems.

ARTICLE 11

NEGATIVE COVENANTS

Each Issuer jointly and severally agrees as to all Issuers that from and after the date hereof until the Termination Date:

11.1. Mergers, Subsidiaries, Etc. No Issuer shall directly or indirectly, by operation of law or otherwise, (a) form or acquire any Subsidiary, or (b) merge with, consolidate with,

acquire all or substantially all of the assets or Stock of, or otherwise combine with or acquire, any Person, except that any Issuer may merge with another Issuer, provided that the Issuer Representative shall be the survivor of any such merger to which it is a party. Notwithstanding the foregoing, any Issuer (other than Holdings) or Holdings (so long as contemporaneously therewith, all assets so acquired are transferred to one or more other Issuers) may acquire all or substantially all of the assets or Stock of any Person (the “Target”) (in each case, a “Permitted Acquisition”) subject to the satisfaction of each of the following conditions:

(a) the Agent and the Purchasers shall receive at least 30 Business Days’ prior written notice of such proposed Permitted Acquisition, which notice shall include a reasonably detailed description of such proposed Permitted Acquisition; provided that the Agent and the Purchasers shall have received at least 15 Business Days’ prior written notice (or such other period as may be consented to by the Required Purchasers) of any proposed Junior Permitted Acquisition only;

(b) such Permitted Acquisition shall only involve assets located in the United States or Canada and comprising a business, or those assets of a business, of the type engaged in by the Issuers as of the Closing Date, and which business would not subject any Second Lien Party to regulatory or third party approvals in connection with the exercise of its rights and remedies under this Agreement or any other Second Lien Credit Documents other than approvals applicable to the exercise of such rights and remedies with respect to the Issuers prior to such Permitted Acquisition;

(c) such Permitted Acquisition shall be consensual and shall have been approved by the Target’s board of directors, where applicable;

(d) no additional Indebtedness, Guaranteed Indebtedness, contingent obligations or other liabilities shall be incurred, assumed or otherwise be reflected on a consolidated balance sheet of the Issuers and, if applicable, Target after giving effect to such Permitted Acquisition, except (A) loans under the First Lien Facility in connection therewith and (B) ordinary course trade payables, accrued expenses and unsecured Indebtedness of the Target to the extent no Default or Event of Default has occurred and is continuing or would result after giving effect to such Permitted Acquisition;

(e) the sum of all amounts payable in connection with Permitted Acquisitions (including all transaction costs and all Indebtedness, liabilities and contingent obligations incurred or assumed in connection therewith or otherwise reflected in a consolidated balance sheet of the Issuers and Target) shall not exceed $10,000,000 in any one Permitted Acquisition and $30,000,000 in the aggregate for all such Permitted Acquisitions;

(f) for Permitted Acquisitions involving the acquisition of the Target’s Stock only, the Target shall not have incurred an operating loss for the trailing twelve-month period preceding the date of the Permitted Acquisition, as determined based upon the Target’s financial statements for its most recently completed fiscal year and its most recent interim financial period completed within 60 days prior to the date of consummation of such Permitted Acquisition;

(g) the business and assets acquired in such Permitted Acquisition shall be free and clear of all Liens (other than Permitted Encumbrances);

(h) at or prior to the closing of any Permitted Acquisition, the Agent will be granted a second priority (or first priority following payment in full of the First Lien Debt) perfected Lien (subject only to Permitted Encumbrances) in all assets acquired pursuant thereto or in the assets and Stock of the Target, and Holdings and the Issuers and the Target shall have executed such documents and taken such actions as may be required by the Agent in connection therewith;

(i) Concurrently with delivery of the notice referred to in clause (a) above, the Issuers shall have delivered to the Agent and the Purchasers, in form and substance reasonably satisfactory to the Agent:

(1) a pro forma consolidated balance sheet, income statement and cash flow statement of the Issuers (the “Acquisition Pro Forma”), based on recent financial statements, which shall be complete and shall fairly present in all material respects the assets, liabilities, financial condition and results of operations of the Issuers in accordance with GAAP consistently applied, but taking into account such Permitted Acquisition and the funding of all loans under the First Lien Facility in connection therewith, and such Acquisition Pro Forma shall reflect that (x) on a pro forma basis, the Issuers would have had a Fixed Charge Coverage Ratio not less than 1.00:1 for the four-quarter period reflected in the Compliance Certificate most recently delivered to Agent pursuant to Annex B prior to the consummation of such Permitted Acquisition (after giving effect to such Permitted Acquisition and all Loans funded in connection therewith as if made on the first day of such period), (y) average daily Aggregate Borrowing Availability (less $10,000,000 or such other amount as the Issuers may be required to maintain pursuant to Section 11.10, Annex D, clause (c) of this Agreement) of all Issuers for the 30-day period preceding the consummation of such Permitted Acquisition would have exceeded $25,000,000 on a pro forma basis (after giving effect to such Permitted Acquisition (other than any impact on the Revolver Borrowing Base and First Funded Revolver Borrowing Base) and all loans under the First Lien Facility funded in connection therewith as if made on the first day of such period) and (z) on a pro forma basis, no Event of Default has occurred and is continuing or would result after giving effect to such Permitted Acquisition and the Issuers would have been in compliance with the financial covenants set forth in Annex D for the four quarter period reflected in the Compliance Certificate most recently delivered to the Agent pursuant to Annex B prior to the consummation of such Permitted Acquisition (after giving effect to such

Permitted Acquisition and all loans under the First Lien Facility funded in connection therewith as if made on the first day of such period);

(2) updated versions of the most recently delivered Projections covering the 1-year period commencing on the date of such Permitted Acquisition and otherwise prepared in accordance with the Projections (the “Acquisition Projections”) and based upon historical financial data of a recent date reasonably satisfactory to the Agent, taking into account such Permitted Acquisition; and

(3) a certificate of the chief financial officer of the Issuer Representative to the effect that: (w) each Issuer (other than Subsidiaries of Core-Mark International, Inc.) (after taking into consideration all rights of contribution and indemnity such Issuer has against each other Issuer) will be Solvent upon the consummation of the Permitted Acquisition; (x) the Acquisition Pro Forma fairly presents the financial condition of the Issuers (on a consolidated basis) as of the date thereof after giving effect to the Permitted Acquisition; (y) the Acquisition Projections are reasonable estimates of the future financial performance of the Issuers subsequent to the date thereof based upon the historical performance of the Issuers and the Target and show that the Issuers shall continue to be in compliance with the financial covenants set forth in Annex D for the period until the Termination Date; and (z) the Issuers have completed their due diligence investigation with respect to the Target and such Permitted Acquisition, which investigation was conducted in a manner similar to that which would have been conducted by a prudent purchaser of a comparable business and the results of which investigation were delivered to the Agent and the Purchasers;

(j) on or prior to the date of such Permitted Acquisition, the Agent shall have received, in form and substance reasonably satisfactory to the Agent, copies of the acquisition agreement and related agreements and instruments, and all opinions, certificates, lien search results and other documents reasonably requested by the Agent including those specified in the last sentence of Section 10.9, if applicable; and

(k) at the time of such Permitted Acquisition and after giving effect thereto, no Default or Event of Default has occurred and is continuing.

Notwithstanding the foregoing, for Junior Permitted Acquisitions only, the Issuers shall not be required to comply with clauses (e), (f), (i)(1)(x), (i)(2) or (i)(3) above prior to consummating such Junior Permitted Acquisition (but shall, for the avoidance of doubt, be required to comply with all other conditions for a Permitted Acquisition set forth above).

11.2. Investments; Loans and Advances. Except as otherwise expressly permitted by this Section 11.2 and Section 11.4, no Issuer shall make or permit to exist any investment in, or make, accrue or permit to exist loans or advances of money to, any Person, through the direct or indirect lending of money, holding of securities or otherwise, except that: (a) Issuers may hold investments comprised of notes payable, or stock or other securities issued by Account Debtors to any Issuer pursuant to negotiated agreements with respect to settlement in the ordinary course of business of such Account Debtor’s Accounts (other than Accounts which were classified as Eligible Accounts within 30 days of such settlement on the most recently delivered Borrowing Base Certificate hereunder), so long as the aggregate amount of such Accounts so settled by Issuers does not exceed $300,000 per Account and $2,000,000 in the aggregate as to all Accounts (or such higher amounts as may be consented to by the Required Purchasers in their reasonable discretion), it being understood that the Issuers shall have no obligation to aggregate the amount of any settled Accounts which individually are less than $25,000, (b) each Issuer may make capital contributions to, and maintain its existing investments in its Subsidiaries (other than Excluded Subsidiaries), all of which are Issuers hereunder, and other investments described in reasonable detail on Schedule 11.2 as of the Closing Date, (c) any Issuer may make investments in the ordinary course of its business consistent with past practices consisting of advances, allowances and rebates to such Issuer’s customers, (d) Issuers may make investments in or loans to their customers, the terms of which shall not exceed sixty (60) months, in an amount not to exceed $2,000,000 at any time outstanding to any one customer or $5,000,000 at any time outstanding in the aggregate (or such higher amounts as may be consented to by the Required Purchasers in their reasonable discretion), (e) any Issuer may make investments in connection with transactions permitted under Section 11.17, (f) so long as no Default or Event of Default has occurred and is continuing, Issuers may make investments, subject to Control Letters in favor of the Agent for the benefit of the LC Issuer and the Purchasers or otherwise subject to a perfected security interest in favor of the Agent for the benefit of the LC Issuer and the Purchasers, in (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency thereof maturing within one year from the date of acquisition thereof, (ii) commercial paper maturing no more than one year from the date of creation thereof and currently having the highest rating obtainable from either Standard & Poor’s Ratings Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”), (iii) certificates of deposit maturing no more than one year from the date of creation thereof issued by commercial banks incorporated under the laws of the United States of America or Canada, each having combined capital, surplus and undivided profits of not less than $300,000,000 and having a senior unsecured rating of “A” or better by a nationally recognized rating agency (or an equivalent rating from an equivalent Canadian rating agency, as the case may be, as determined by the Agent in its reasonable discretion) (an “A Rated Bank”), (iv) time deposits maturing no more than 30 days from the date of creation thereof with A Rated Banks, (v) mutual funds that invest solely in one or more investments described in clauses (i) through (iv) above, and (vi) money market funds that (x) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (y) are rated AAA by S&P and Aaa by Moody’s and (z) have portfolio assets of at least $5,000,000,000, (g) the Issuers may make investments permitted under Section 11.3.1(vii) and (h) the Issuers may make investments not otherwise permitted hereunder in an aggregate amount not to exceed $2,000,000 at any time outstanding.

11.3. Indebtedness.

11.3.1. No Issuer shall create, incur, assume or permit to exist any Indebtedness, except (without duplication) (i) Indebtedness secured by purchase money security interests and Capital Leases permitted in Section 11.7(e), (ii) the Notes and the other

Note Obligations, (iii) unfunded pension fund and other employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable law, (iv) existing Indebtedness described in Schedule 11.3 and refinancings thereof or amendments or modifications thereto that do not have the effect of increasing the principal amount thereof or changing the amortization thereof (other than to extend the same) and that are otherwise on terms and conditions no less favorable to any Issuer, the Agent or any Purchaser, as reasonably determined by the Agent, than the terms of the Indebtedness being refinanced, amended or modified, (v) First Lien Debt evidenced by the First Lien Credit Documents and refinancings thereof or amendments thereto to the extent permitted hereunder and by the Intercreditor Agreement; provided, that any incurrence of First Lien Debt shall not exceed the Maximum First Lien Amount as of such incurrence, (vi) Subordinated Debt evidenced by the Holdings Guarantees and refinancings thereof or amendments thereto to the extent permitted hereunder or by the Holdings Guarantees, (vii) Indebtedness consisting of intercompany loans and advances made by any Issuer to any other Issuer; provided that: (A) each Issuer shall have executed and delivered to each other Issuer, on the Closing Date, a demand note (collectively, the “Intercompany Notes”) to evidence any such intercompany Indebtedness owing at any time by such Issuer to such other Issuer which Intercompany Notes shall be in form and substance reasonably satisfactory to the Agent and shall be pledged and delivered to the Agent pursuant to the applicable Pledge Agreement or Security Agreement as additional collateral security for the Note Obligations; (B) each Issuer shall record all intercompany transactions on its books and records in a manner consistent with past practices and reasonably satisfactory to the Agent; (C) the obligations of each Issuer under any such Intercompany Notes shall be subordinated to the Note Obligations of such Issuer hereunder in a manner reasonably satisfactory to the Required Purchasers and (D) no Default or Event of Default would occur and be continuing after giving effect to any such proposed intercompany loan, (viii) Indebtedness incurred in connection with the Cash Management Systems, (ix) Indebtedness incurred in connection with the financing of such Issuer’s insurance premiums and on terms reasonably satisfactory to the Agent, (x) Indebtedness incurred in connection with transactions permitted under Section 11.17, (xi) Indebtedness incurred in the ordinary course of business in connection with surety and appeal bonds, (xii) Indebtedness consisting of the deferred purchase price of any Permitted Acquisition, subject to Section 11.1(e) and the last paragraph of Section 11.1, and (xii) other Indebtedness in an aggregate outstanding amount not to exceed $1,000,000 at any time.

11.3.2. No Issuer shall, directly or indirectly, voluntarily purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness prior to its scheduled maturity, other than (i) the Note Obligations; (ii) Indebtedness secured by a Permitted Encumbrance if the asset securing such Indebtedness has been sold or otherwise disposed of in accordance with Sections 11.8(b) or 11.8(c); (iii) Indebtedness permitted by Section 11.3.1(iv) upon any refinancing thereof in accordance with Section 11.3.1(iv); and (iv) as otherwise permitted in Section 11.14.

11.4. Employee Loans and Affiliate Transactions.

11.4.1. Except as otherwise expressly permitted in this Article 11 with respect to Affiliates, no Issuer shall enter into or be a party to any transaction with any Affiliate of any Issuer thereof except (i) in the ordinary course of and pursuant to the reasonable requirements of such Issuer’s business and upon fair and reasonable terms that are no less favorable to such Issuer than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate of such Issuer and (ii) agreements with its directors and officers for reasonable compensation, fees and expenses of such Persons in their capacity as such. In addition, if any such transaction or series of related transactions identified in clause (i) above involves payments in excess of $100,000 in the aggregate, or if any such transaction or series of related transactions identified in clause (ii) above (other than with respect to officers) involves payments in excess of $250,000 in the aggregate the terms of these transactions must be disclosed in advance to the Agent and the Purchasers. All such transactions existing as of the date hereof are described in Schedule 11.4.1. For the avoidance of doubt, transactions solely among the Issuers shall not be subject to Section 11.4.1(i).

11.4.2. No Issuer shall enter into any lending or borrowing transaction with any employees of any Issuer, except loans to its respective employees in the ordinary course of business consistent with past practices for travel and entertainment expenses, relocation costs and similar purposes up to a maximum of $100,000 to any employee and up to a maximum of $250,000 in the aggregate at any one time outstanding.

11.5. Capital Structure and Business. If all or part of a Issuer’s Stock is pledged to the Agent, that Issuer shall not issue additional Stock except Stock that is pledged to the Agent pursuant to the applicable Pledge Agreement. No Issuer shall amend its charter or bylaws in a manner that could reasonably be expected to adversely affect the Agent, the LC Issuer or the Purchasers or such Issuer’s duty or ability to repay the Note Obligations. No Issuer shall engage in any business other than the businesses currently engaged in by it or businesses reasonably related thereto.

11.6. Guaranteed Indebtedness. No Issuer shall create, incur, assume or permit to exist any Guaranteed Indebtedness except (a) by endorsement of instruments or items of payment for deposit to the general account of any Issuer, (b) for Guaranteed Indebtedness incurred for the benefit of any other Issuer if the primary obligation is expressly permitted by this Agreement, (c) Guaranteed Indebtedness outstanding on the Closing Date and (d) Guaranteed Indebtedness evidenced by the Holdings Guaranties.

11.7. Liens. No Issuer shall create, incur, assume or permit to exist any Lien on or with respect to its Accounts or any of its other properties or assets (whether now owned or hereafter acquired) except for (a) Permitted Encumbrances; (b) Liens in existence on the date hereof and described on Schedule 11.7 (including Liens securing the Indebtedness described on Schedule 11.3 and permitted refinancings, extensions and renewals thereof), including extensions or renewals of any such Liens; provided that the principal amount of the Indebtedness so secured is not increased and the Lien does not attach to any other property; (c) Liens securing Indebtedness permitted under Section 11.3.1(ii), (v), (vii) and (viii); (d) Liens created after the date hereof by conditional sale or other title retention agreements (including Capital Leases) or in connection with purchase money Indebtedness with respect to Equipment and Fixtures acquired by any

Issuer in the ordinary course of business, involving the incurrence of an aggregate amount of purchase money Indebtedness and Capital Lease Obligations of not more than $2,500,000 outstanding at any one time for all such Liens (provided that such Liens attach only to the assets subject to such purchase money debt and such Indebtedness is incurred within 20 days following such purchase and does not exceed 100% of the purchase price of the subject assets); (e) precautionary UCC or PPSA financing statements filed with respect to operating leases permitted hereunder; and (f) any interest or title of a licensor, lessor or sublessor under any license or lease (as the case may be) permitted hereunder. In addition, no Issuer shall become a party to any agreement, note, indenture or instrument, or take any other action, that would prohibit the creation of a Lien on any of its properties or other assets in favor of the Agent, on behalf of itself, the LC Issuer and the Purchasers, as additional collateral for the Note Obligations, except operating leases, Capital Leases or Licenses which prohibit Liens upon the assets that are subject thereto.

11.8. Sale of Stock and Assets. No Issuer shall sell, transfer, convey, assign or otherwise dispose of any of its properties or other assets, including the Stock of any of its Subsidiaries (whether in a public or a private offering or otherwise) or any of its Accounts, other than (a) the transfer by an Issuer of assets or Stock of a Subsidiary of such Issuer to another Issuer hereunder (subject to Section 11.20), (b) the sale of Inventory in the ordinary course of business, (c) the sale or other disposition of surplus, obsolete, negligible or uneconomical assets, (d) sales or other dispositions of assets (other than Stock) provided that, (i) after giving pro forma effect to such sale or other disposition of assets as if effective on the last day of the immediately preceding Fiscal Quarter, no Default or Event of Default would then exist; (ii) no Default or Event of Default shall have occurred and be continuing or would occur as a result thereof; (iii) any such sale or disposition is consummated at arm’s length for fair and reasonable consideration, (iv) the cash consideration paid in connection with any such sale or disposition shall equal at least 75% of the total consideration paid to such Issuer and the Issuers shall have taken all actions reasonably required to provide the Agent with a valid and perfected Lien (subject in priority only to First Lien Debt) in any non-cash consideration; and (v) except to the extent consented to by the Required Purchasers in connection with a transaction permitted under Section 11.12, the value of such assets sold or disposed of does not exceed (A) $5,000,000 in any one transaction or series of related transactions, (B) $10,000,000 during any period of twelve consecutive Fiscal Months and (C) $25,000,000 in the aggregate, (e) the sale and discount of Accounts that do not constitute Eligible Accounts, and (f) the sale or liquidation in the ordinary course of business of investments permitted under Section 11.2(a) or 11.2(f).

11.9. ERISA. No Issuer shall, or shall cause or permit any ERISA Affiliate to, cause or permit to occur (i) an event that could reasonably be expected to result in the imposition of a Lien under Section 412 of the Code or Section 302 or 4068 of ERISA or (ii) an ERISA Event to the extent such ERISA Event would reasonably be expected to result in taxes, penalties and other liabilities in an aggregate amount in excess of $250,000 in the aggregate. No Issuer shall, or shall cause or permit any ERISA Affiliate to (i) fail to comply with the terms of any Benefit Plan Settlement, to the extent such failure could reasonably be expected to result in a Material Adverse Effect or (ii) modify, amend, supplement, waive or terminate any provision of any Benefit Plan Settlement.

11.10. Financial Covenants. Issuers shall not breach or fail to comply with any of the Financial Covenants.

11.11. Hazardous Materials. No Issuer shall cause or permit a Release of any Hazardous Material on, at, in, under, above, to, from or about any of the Real Estate where such Release would (a) violate in any respect, or form the basis for any Environmental Liabilities under, any Environmental Laws or Environmental Permits or (b) otherwise adversely impact the value or marketability of any of the Real Estate or any of the Collateral, other than such violations or Environmental Liabilities that could not reasonably be expected to have a Material Adverse Effect.

11.12. Sale-Leasebacks. No Issuer shall enter into any sale-leaseback, synthetic lease or similar transaction involving any of its assets having a fair market value of $500,000 or more during any Fiscal Year, except with the prior written consent of the Required Purchasers.

11.13. Cancellation of Indebtedness. No Issuer shall cancel any claim or debt owing to it, except for reasonable consideration negotiated on an arm’s length basis and in the ordinary course of its business consistent with past practices.

11.14. Restricted Payments; Holdings Guaranty Restricted Payments.

11.14.1. No Issuer shall make any Restricted Payment, except (a) intercompany loans and advances between Issuers to the extent permitted by Section 11.3, (b) dividends and distributions by Subsidiaries of any Issuer paid to such Issuer (other than Holdings), (c) employee loans permitted under Section 11.4.2, (d) payments of principal and interest of Intercompany Notes issued in accordance with Section 11.3, (e) dividends and distributions by any Issuer to holders of its Stock payable in additional shares of such Stock and (f) cash distributions by Subsidiaries of Holdings to Holdings to enable Holdings to pay taxes attributable to the operations of Holdings and other expenses incidental to the activities permitted by Section 11.20.

11.14.2. No Issuer shall make any Holdings Guaranty Restricted Payment; provided that regularly scheduled payments of principal and interest with respect to the Holdings Guaranties, as and when required under the Holdings Guaranties as in effect on the Closing Date, without acceleration, may be made if (a) the payment is permitted under the applicable Holdings Guaranty as in existence on the Closing Date, (b) no Default or Event of Default has occurred and is continuing or would result after giving effect to such Holdings Guaranty Restricted Payment, and (c) after giving pro forma effect to any such Holdings Guaranty Restricted Payment, as if made on the last day of the immediately preceding Fiscal Month, the Issuers shall be in compliance with the covenants set forth in Annex D as of the end of such Fiscal Month.

11.15. Change of Corporate Name, State of Incorporation or Location; Change of Fiscal Year. No Issuer shall (a) change its name as it appears in official filings in the state of its incorporation or other organization (b) change its chief executive office, principal place of business, corporate offices or warehouses or locations at which Collateral having an aggregate fair market value in excess of $100,000 is held or stored, or the location of its records concerning the Collateral, (c) change the type of entity that it is, (d) change its organization identification number, if any, issued by its state of incorporation or other organization, or (e) change its state of incorporation or organization or incorporate or organize in any additional jurisdictions, in each case without at least 30 days’ prior written notice to the Agent and after the Agent’s written acknowledgment that any reasonable action requested by the Agent in connection therewith, including to continue the perfection of any Liens in favor of the Agent, on behalf of the LC Issuer and the Purchasers, in any Collateral, has been (or will be) completed or taken prior to any such change, and provided that any such new location shall be in the continental United States, or in the case of warehouses or locations at which Collateral is held or stored, in the continental United States or Canada. No Issuer shall change its Fiscal Year without the prior written consent of the Agent.

11.16. No Impairment of Intercompany Transfers. No Issuer shall directly or indirectly enter into or become bound by any agreement, instrument, indenture or other obligation (other than this Agreement, the other Second Lien Credit Documents and the Documents) that could directly or indirectly restrict, prohibit or require the consent of any Person with respect to the payment of dividends or distributions or the making or repayment of intercompany loans by a Subsidiary of any Issuer to any Issuer or between Issuers.

11.17. No Speculative Transactions. No Issuer shall engage in any transaction involving commodity options, futures contracts or similar transactions, except solely to hedge against fluctuations in the prices of commodities, interest rates or foreign currency exchange rates owned or purchased by it in the ordinary course of business consistent with past practices.

11.18. Changes Relating to First Lien Debt; Subordinated Debt; Material Contracts.

11.18.1. Without the consent of the Required Purchasers, the Issuers shall not amend the First Lien Credit Documents to (a) increase the principal amount thereof above the maximum principal amount described in the definition of First Lien Debt, (b) increase the margins or calculations of the interest rates (including default rates specified thereunder on the date hereof) or commitment fees on, or relating to the First Lien Debt in an amount greater then 2% over such rates or fees in effect on the date hereof, (c) add any additional borrowers that do not also become issuers or guarantors of the Notes and Note Obligations, (d) grant to the First Lien Lenders a Lien on any Collateral for the First Lien Debt which is not contemporaneously pledged to secure the Note Obligations or (e) modify or add any covenant or event of default with respect to the First Lien Debt (1) in a manner more restrictive to the Issuers, or (2) which would restrict or preclude the Issuers from making payments with respect to the Note Obligations permitted to be made under the First Lien Documents as in effect on the date hereof, provided, however, with respect to clause (e)(1), the Issuers may modify or add any covenant or event of default with respect to the First Lien Debt in a manner more restrictive to the Issuers without the consent of the Required Purchasers so long as the Second Lien Parties are permitted to modify or add a covenant or event of default to the Second Lien Credit Documents which conforms to the corresponding change to the First Lien Credit Documents.

11.18.2. No Issuer shall change or amend the terms of any Subordinated Debt (or any indenture or agreement in connection therewith), other than ministerial amendments and other modifications which could not adversely affect the interests of Agent or any Purchaser. Without limiting the generality of the prior sentence, no Issuer will consent to any amendment, modification or supplement to or waiver of any provision of the Subordinated Debt Documents, as applicable, if the effect of such amendment, supplement, modification or waiver would be to (i) increase the principal amount of any Subordinated Debt (including to reborrow or reincur any previously paid amount) or release or forgive any unpaid principal amount, (ii) increase the interest rate thereon, or (iii) shorten the maturity thereof or accelerate the date for any payment, or (iv) alter any covenant (other than to make such covenant less restrictive or to waive the same).

11.18.3. No Issuer shall change or amend the terms of any Material Contract, other than ministerial amendments and other modifications which could not adversely affect the interests of the Agent or any Purchaser.

11.19. Excluded Subsidiaries. No Issuer shall permit any Excluded Subsidiary to engage in any business or other activities, to hold any material assets, or to incur any Indebtedness or other liabilities.

11.20. Business Activities. From and after the consummation of the Related Transactions on the Closing Date, Holdings shall not engage in any business or have any assets or incur any Indebtedness or Guaranteed Indebtedness (other than the Note Obligations and the Holdings Guaranties) other than (i) owning the Stock of its Subsidiaries owned by it as of the Closing Date or acquired following the Closing Date in accordance with Section 11.1, (ii) the entering into, and the performance of obligations under, this Agreement, the other Second Lien Credit Documents to which it is a party and the Documents to which it is a party, (iii) activities associated with amounts paid by or with any distributions paid to Holdings which are permitted under Section 11.14, and (iv) Subordinated Debt as evidenced by the Subordinated Debt Documents; provided, however, Holdings may engage in activities incidental to (A) the maintenance of its corporate existence in compliance with applicable law and (B) legal, tax and accounting matters in connection with any of the foregoing activities.

ARTICLE 12

EVENTS OF DEFAULT

If one or more of the following events (herein referred to as “Events of Default”) shall occur and be continuing:

12.1. Payment Default. The Issuers shall (i) fail to make any payment of principal or interest or Applicable Premium on any Notes, or any principal or interest owing on any LC Reimbursement Liability, or to pay any Put Consideration or any fee owing pursuant to Section 3.4.2, as and when due hereunder; or (iii) pay any other amount owing hereunder within ten days after demand therefor; or

12.2. Financial Reporting. Any Issuer fails or neglects to perform, keep or observe any of the provisions of Section 9.1 of this Agreement or any provisions set forth in Annexes B and C, respectively, and the same shall remain unremedied for three (3) Business Days or more (it being understood that Issuer’s noncompliance with Annex C, clause (b) shall not constitute a

Default or an Event of Default solely to the extent such failure to comply is due to the Reclamation Creditors’ Trust’s failure to deliver the RCT Report to the Issuers in a timely manner); or

12.3. Default Under Other Indebtedness. A default or breach occurs under any other agreement, document or instrument to which any Issuer is a party that is not cured within any applicable grace period therefor, and such default or breach (a) involves the failure to make any payment when due in respect of any Indebtedness or Guaranteed Indebtedness (other than the Note Obligations) of any Issuer in excess of $1,000,000 in the aggregate (including (i) undrawn committed or available amounts and (ii) amounts owing to all creditors under any combined or syndicated credit arrangements), or (b) causes, or permits any holder of such Indebtedness or Guaranteed Indebtedness or a trustee to cause, Indebtedness or Guaranteed Indebtedness or a portion thereof in excess of $1,000,000 in the aggregate to become due prior to its stated maturity or prior to its regularly scheduled dates of payment, or cash collateral in respect thereof to be demanded, in each case, regardless of whether such default is waived, or such right is exercised, by such holder or trustee; or

12.4. Certain Covenants. Any Issuer fails or neglects to perform, keep or observe any of the provisions of Sections 2.4 or 10.4.1, or Article 11 of this Agreement or any provisions set forth in Annexes D or F to this Agreement; or

12.5. Other Defaults. Any Issuer shall default in the performance or observance of any covenant, agreement or condition of this Agreement or any other Second Lien Credit Document (other than those described or referred to in any other paragraph of this ARTICLE 12) and such default shall continue for more than 30 days after the first to occur of (a) the president, chief executive officer, chief financial officer, corporate controller or other executive officer of such Issuer shall obtain actual knowledge of such default or (b) receipt by such Issuer of written notice of such default from the Agent or the Required Purchasers; or

12.6. Breach of Representations or Warranties. Any representation or warranty made by any Issuer in this Agreement or in any statement or certificate (other than budgets and projections) at any time given by it in writing pursuant hereto or in connection herewith or therewith shall (taken as a whole) be false or inaccurate in any material respect on the date as of when made; or

12.7. Involuntary Bankruptcy, Appointment of Receiver, etc. A case or proceeding is commenced against any Issuer seeking a decree or order in respect of such Issuer (a) under the Bankruptcy Code, or any other applicable federal, state or foreign bankruptcy or other similar law, (b) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for such Issuer or for any substantial part of any such Issuer’s assets, or (c) ordering the winding-up or liquidation of the affairs of such Issuer, and such case or proceeding shall remain undismissed or unstayed for 60 days or more or a decree or order granting the relief sought in such case or proceeding shall be entered by a court of competent jurisdiction; or

12.8. Voluntary Bankruptcy, Appointment of Receiver, etc. Any Issuer (a) files a petition seeking relief under the Bankruptcy Code, or any other applicable federal, state or foreign bankruptcy or other similar law, (b) consents to or fails to contest in a timely and appropriate manner to the institution of proceedings thereunder or the filing of any such petition or the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for such Issuer or for any substantial part of any such Issuer’s assets, (c) makes an assignment for the benefit of creditors, (d) takes any action authorizing any of the foregoing, or (e) admits in writing its inability to, or is generally unable to, pay its debt as such debts become due; or

12.9. Judgments. A final judgment or judgments for the payment of money in excess of $1,000,000 in the aggregate at any time are outstanding against one or more of the Issuers (which judgments are not covered by insurance policies as to which liability has been accepted by the insurance carrier), and the same are not, within forty-five (45) days after the entry thereof, discharged or execution thereof stayed or bonded pending appeal or such judgments are not discharged prior to the expiration of any such stay; or

12.10. Attachments. Assets of any Issuer with a fair market value of $1,000,000 or more are attached, seized, levied upon or subjected to a writ or distress warrant, or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors of any Issuer and such condition continues for 30 days or more, unless contested by such Issuer in good faith; or

12.11. Second Lien Credit Documents; Lien. Any material provision of any Second Lien Credit Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Issuer shall challenge the enforceability of any Second Lien Credit Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Second Lien Credit Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms), or any Lien created under any Second Lien Credit Document ceases to be a valid and perfected second priority Lien (except as otherwise permitted herein or therein) in any of the Collateral purported to be covered thereby; or

12.12. Change of Control. Any Change of Control occurs; or

12.13. Cessation or Curtailing of Revenue Producing Activities. Any event occurs, whether or not insured or insurable, as a result of which revenue-producing activities cease or are substantially curtailed at facilities of the Issuers generating more than 20% of the Issuers’ consolidated revenues for the Fiscal Year preceding such event and such cessation or curtailment continues for more than 45 days; or

12.14. Material Contract Default. Any default or breach by any Issuer occurs and is continuing under any Material Contract or any Material Contract shall be terminated for any reason; or

12.15. Mortgage Event of Default. Any “Event of Default” under and as defined in any Mortgage shall have occurred; or

12.16. Other Debt Event of Default. Any “Event of Default” under and as defined in the First Lien Credit Agreement or in any Subordinated Debt Document shall have occurred.

THEN, (A)(a) upon the occurrence and during the continuance of any Event of Default described in the foregoing Section 12.7 or 12.8 with respect to any Issuer, the unpaid principal amount of all Notes, together with accrued interest thereon, and, as liquidated damages and not as a penalty, an amount equal to the Applicable Premium, any amount owed under Section 3.4.2 and any accrued Put Consideration and any other Note Obligation, shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by the Issuers, (b) upon the occurrence and during the continuance of any other Event of Default, the Agent, if so directed by the Required Purchasers shall, upon written notice to the Issuer Representative, declare the Notes to be due and payable, whereupon the principal amount of all Notes, together with accrued interest thereon, and as liquidated damages and not as a penalty, an amount equal to the Applicable Premium then in effect, any amount owed under Section 3.4.2, any accrued Put Consideration and any other Note Obligation, shall automatically become immediately due and payable, such without any other notice of any kind, and without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by the Issuers and (c) if so directed by the Required Purchasers, the Agent shall terminate the obligations of the Purchasers to purchase Additional Notes pursuant to Section 3.6 provided that such obligations shall automatically terminate following an Event of Default described in Section 12.7 or 12.8; provided, however, that if the principal of, premium, if any, and interest on the Notes due otherwise than by such declaration plus any expenses due and payable hereunder as well as any amount owed under Section 3.4.2 and any accrued Put Consideration have been paid in full, and any and all Defaults (other than the nonpayment of principal and interest on the Notes that shall have become due by such declaration; provided, for the avoidance of doubt, that the nonpayment of principal and interest due on account of an Event of Default described in Section 12.1(b) may be waived by the Agent at the direction of the Supermajority Purchasers) shall have been remedied or waived, the Agent, at the direction of the Required Purchasers, may waive all Defaults and rescind and annul any such declaration and consequences.

(B) Upon the occurrence and during the continuance of an Event of Default and upon written request of Required Purchasers, Agent shall proceed to protect and enforce Purchasers’, Agent’s and LC Issuer’s rights by suit in equity, action at law and/or other appropriate proceeding, either for specific performance of any covenant or condition contained in this Agreement or any other Second Lien Credit Document or in any instrument or assignment delivered to Purchasers, Agent or LC Issuer pursuant to this Agreement or any other Second Lien Credit Document, or in aid of the exercise of any power granted in this Agreement or any other Second Lien Credit Document or any such instrument or assignment.

(C) Upon the occurrence and during the continuance of an Event of Default and upon written request of the Required Purchasers, Agent shall proceed to enforce payment of the Note Obligations in such manner as it may elect and to realize upon any and all rights of Agent, Purchasers and LC Issuer under the Second Lien Credit Documents. Agent, Purchasers and LC Issuer may offset and apply toward the payment of the Note Obligations (and/or toward the curing of any Event of Default) any Indebtedness from Agent, Purchasers or LC Issuer Investors to the respective Issuers, regardless of the adequacy of any security for the Note Obligations. Purchasers, Agent, and LC Issuer shall have no duty to determine the adequacy of any such security in connection with any such offset.

To the extent not prohibited by applicable law which cannot be waived, all of Agent’s, LC Issuer’s and Purchasers’ rights hereunder and under each other Second Lien Credit Document shall be cumulative.

At any time after acceleration of the Note Obligations, the LC Issuer shall have the right to require that the remaining undrawn liability under the Specified LCs be cash collateralized through the deposit with the LC Issuer of cash in an amount not less than 105% of the undrawn amount.

ARTICLE 13

RESTRICTIONS ON TRANSFER; LEGENDS

13.1. Assignments.

13.1.1. The Purchasers may sell, assign, transfer or negotiate all or any part of their Notes or Warrants subject to compliance with applicable United States federal and state securities laws, and the Purchasers may further assign their obligations pursuant to Article 3 hereof; provided, that any transfer, assignment, transfer or negotiation of Notes to a Person which is not (i) an Affiliate of any Purchaser or (ii) a fund managed by the same advisor as manages any Purchaser or by an Affiliate of any such investment adviser shall (x) be in a minimum aggregate amount of principal plus put obligations under Article 3 of $3,000,000, (y) except during the pendency of an Event of Default, require the consent of the Issuer Representative, not to be unreasonably withheld or delayed and (z) with respect to any assignment of put obligations under Article 3, require the consent of the LC Issuer, not to be unreasonably withheld or delayed. In the case of any sale, assignment, transfer or negotiation of all or part of the Notes, Warrants or put obligations authorized under this Section 13.1, the assignee, transferee or recipient shall have, to the extent of such sale, assignment, transfer or negotiation, the same rights, benefits and obligations as it would if it were a Purchaser with respect to such Securities or the loans evidenced thereby and, effective upon such assignment, the rights and obligations of the assigning Purchaser hereunder shall cease with respect to the assigned Notes, Warrants or put obligations (and any related Call Rights).

13.1.2. Any assignment of the Notes and put obligations shall be effected pursuant to an Assignment and Acceptance Agreement in the form of Exhibit G and must include the same allocable portion of the Notes and put obligations then held by the assigning Purchaser. A copy of the executed Assignment and Acceptance Agreement shall be delivered to the Agent, and the Agent shall be paid an assignment and recordation fee of $3,500 by the transferor except where the assignee is a Purchaser prior to such assignment. Any assignment of Warrants shall be effected by delivery of an instrument of transfer in the form attached to the Warrant. The Agent shall keep at its principal office a register of the Notes, where any transfer of the same shall be reflected. Holdings (or if a Warrant Agent shall have been appointed in accordance with the Warrants, the Warrant Agent) shall maintain at its principal office a register of the Warrants, where any transfer of the same shall be reflected. For the avoidance of doubt, Notes and put obligations, on the one hand, and Warrants, on the other, may be assigned separately and need not be assigned by a Purchaser pro rata.

13.1.3. Upon surrender for registration of transfer of any Securities in accordance with Section 13.1 at the principal office of any Issuer, the Issuers shall, at their expense, promptly execute and deliver one or more new Securities, as applicable, of like tenor and of a like principal amount, registered in the name of such transferee or transferees and, in the case of a transfer in part, a new Security in the appropriate amount registered in the names of such transferor. While the Securities are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, the Issuers shall provide the Purchasers with the information specified in, and meeting the requirements of Rule 144A(d)(4) under the Securities Act in connection with any proposed transfer. In the event of any assignment of Securities or put obligations, the Issuers shall provide the Agent, the Purchasers and the LC Issuer with amended Schedules to reflect such assignment.

13.2. Restrictive Securities Legend.

13.2.1. The Notes. Each Note shall bear a legend in substantially the following form:

“THIS NOTE WAS ISSUED IN A PRIVATE PLACEMENT, WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE TRANSFERRED (I) IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT COVERING THE TRANSFER OR IN A TRANSFER EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND (II) EXCEPT IN COMPLIANCE WITH SECTION 13.1 OF THAT CERTAIN NOTE AND WARRANT PURCHASE AGREEMENT DATED AS OF AUGUST 20, 2004, AMONG THE ISSUERS, THE AGENT AND THE PURCHASERS (AS DEFINED THEREIN).”

13.2.2. Warrants. All Warrants issued hereunder shall bear a legend in substantially the following form:

“THE WARRANT REPRESENTED BY THIS CERTIFICATE WAS ISSUED IN A PRIVATE PLACEMENT, WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT COVERING THE TRANSFER OR IN A TRANSFER EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE ACT.”

13.3. Termination of Restrictions. The restrictions imposed by Section 13.2 hereof upon the transferability of the Notes and Warrants shall cease and terminate as to any particular Securities (i) upon delivery to the Issuers of an opinion reasonably acceptable to it from Ropes & Gray LLP, or other counsel reasonably acceptable to the Issuers, that such restrictions are no longer required in order to assure compliance with the Securities Act and any other applicable securities laws or (ii) when such Securities shall have been registered under the Securities Act or transferred pursuant to Rule 144 thereunder. Whenever such restrictions shall cease and terminate as to any Securities or such Securities shall be transferable under paragraph (k) of Rule 144, the holder thereof shall be entitled to receive from the Issuers, without expense, replacement Notes or Warrants, as applicable, not bearing the legend set forth in Section 13.2 hereof. Upon exercise of the Warrants, Holdings shall deliver registered shares of its Common Stock that are freely tradeable by the Purchasers without the need for registration under the Securities Act or other applicable securities law.

ARTICLE 14

ADMINISTRATIVE AGENT

14.1. Agent’s Authority to Act, etc. Each of the Purchasers and LC Issuer appoints and authorizes the Agent to act as contractual representative and sole administrative agent on behalf of the Purchasers and LC Issuer in connection with the transactions contemplated by this Agreement and the other Second Lien Credit Documents on the terms set forth herein. All action in connection with the enforcement of, or the exercise of any remedies in respect of the Second Lien Credit Documents shall be taken by the Agent. Each Purchaser and the LC Issuer hereby irrevocably authorizes the Agent to execute such documents (including, without limitation, the Second Lien Credit Documents to which the Agent is a party, including executing the Intercreditor Agreement in the form of Exhibit D) and to take such other action on such Person’s behalf under the provisions hereof and of the other Second Lien Credit Documents and to exercise such powers as are set forth herein or therein together with such other powers as are reasonably incidental thereto. Each Purchaser and LC Issuer hereby authorizes and directs Administrative Agent to enter into the Collateral Documents for the benefit of Purchasers and LC Issuer. Each Purchaser agrees that any action taken by Agent (or Required Purchasers (or, where required by the express terms hereof, a different proportion of Purchasers)) in accordance with the provisions hereof or of the other Second Lien Credit Documents, and the exercise by Agent (or Required Purchasers (or, where required by the express terms hereof, a different proportion of Purchasers)) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all Purchasers. Without limiting the generality of the foregoing, Agent shall have the sole and exclusive right and authority to (a) act as the disbursing and collecting agent for Purchasers and LC Issuer with respect to all payments and collections arising in connection herewith and with the Second Lien Credit Documents; (b) execute and deliver each Second Lien Credit Document (other than this Agreement) and accept delivery of each such agreement delivered by any Issuer; (c) act as collateral agent for Purchasers and LC Issuer for purposes of the perfection of all security interests and Liens created by such agreements and all other purposes stated therein; (d) manage, supervise and otherwise deal with the Collateral; and (e) take such action as is necessary or desirable to maintain the perfection and priority of the security interests and Liens created or purported to be created by the Collateral Documents.

14.2. The provisions of this Section 14 are solely for the benefit of Agent, LC Issuer and Purchasers and no Issuer nor any Affiliate of any Issuer shall have any rights to rely on or enforce any of the provisions hereof (other than as expressly set forth in Section 14.5).

14.3. Issuers to Pay Agent, etc. The Issuers shall be fully protected in making all payments in respect of the Notes, any amount owed under Section 3.4.2 and the Put Consideration to the Agent, in relying upon consents, modifications and amendments executed by the Agent purportedly on the Purchasers’ and LC Issuer’s behalf, and in dealing with the Agent as herein provided.

14.4. Purchaser Obligations.

14.4.1. Advances. On the Closing Date, each LC Backstop Funding Date and each date on which Additional Notes are to be issued pursuant to Section 3.6, each Purchaser shall advance funds as described in the applicable section of this Agreement. If such funds are not received in time, but all applicable conditions set forth in Article 7 or Article 8, if applicable, have been satisfied, the Agent or any other Purchaser may, in its sole discretion, advance for the Purchaser’s account, pursuant to the terms hereof, the amount to be advanced on such date, and such Purchaser agrees to reimburse the Agent or such other Purchaser in immediately available funds for the amount thereof by paying such funds to the Agent prior to 12:00 p.m. (San Francisco time) on the day such funds are to be advanced; provided, however, that the Agent and Purchasers are not authorized to make any such advance for the account of any Purchaser who has previously notified the Agent in writing that such Purchaser will not be performing its obligations to make further advances hereunder; and provided, further, that the Agent and no Purchaser shall be under no obligation to make any such advance.

14.4.2. Agent to Allocate Payments, etc. Payments received by the Agent by 11:00 a.m. (San Francisco time) shall be credited to the Purchasers or LC Issuer by the Agent in immediately available funds by 2:00 p.m. (San Francisco time) on the Business Day received. Payments received later than 11:00 a.m. (San Francisco time) may be transmitted to the Purchasers or the LC Issuer on the next Business Day. Under no circumstances shall any Purchaser be required to produce or present its Notes as evidence of its interests in the Note Obligations in any action or proceeding relating to the Note Obligations.

14.4.3. Nonperforming Purchasers. In the event that any Purchaser fails to reimburse the LC Issuer pursuant to Section 3.7 for the amount owed by such Purchaser (a ”Nonperforming Purchaser”), overdue amounts (the “Delinquent Payment”) due from the Nonperforming Purchaser to the LC Issuer shall bear interest, payable by the Purchaser on demand in cash, at a per annum rate equal to the then effective rate of interest on the Notes determined in accordance with Section 4.1.1. Such interest shall be payable to the LC Issuer for its own account for the period commencing on the date of the Delinquent Payment and ending on the date the Nonperforming Purchaser reimburses the LC Issuer on account of the Delinquent Payment (to the extent not paid by an Issuer or any guarantor as provided below) and the accrued interest thereon (the “Delinquency Period”), whether pursuant to the assignments referred to below or otherwise. During the Delinquency Period, in order to make reimbursements for the Delinquent Payment and accrued interest thereon, the Nonperforming Purchaser shall be deemed to have assigned to the LC Issuer all interest, commitment fees and other payments made by the Issuers hereunder that would have thereafter otherwise been payable under the Second Lien Credit Documents to the Nonperforming Purchaser.

14.4.4. During any period in which any Purchaser is not performing its obligations to purchase Additional Notes (“Delinquent Purchaser”), the Delinquent Purchaser shall be deemed to have assigned to the LC Issuer all principal and other payments made by the Issuers hereunder that would have thereafter otherwise been payable under the Second Lien Credit Documents to the Delinquent Purchaser until such time as the LC Issuer has received amounts under this sentence equal to the obligation to purchase Additional Notes that such Delinquent Purchaser is not performing. Thereafter, all principal and other payments made by the Issuers hereunder that would have thereafter otherwise been payable under the Second Lien Credit Documents to the Delinquent Purchaser shall be deemed to have been assigned to each Purchaser that is not a Delinquent Purchaser (a “Performing Purchaser”). The Agent shall credit a portion of such payments to each Performing Purchaser in proportion to the outstanding principal balance of the Performing Purchasers until the proportion of the total outstanding principal amounts of the Notes held by each Purchaser are the same as proportion of the total outstanding principal amounts of the Notes held by the Purchasers immediately prior to the failure of the Delinquent Purchaser purchase Additional Notes. The provisions of this Section 14.4.4 shall not relieve a Delinquent Purchaser of its obligations to subsequently purchase Additional Notes.

14.4.5. The foregoing provisions of this Section 14.4 shall be in addition to any other remedies the Agent, the LC Issuer, the Performing Purchasers or the Issuers may have under law or equity against the Nonperforming Purchaser as a result of the Delinquent Payment or as a result of its failure to perform its obligations to purchase Additional Notes. Each Delinquent Purchaser and Nonperforming Purchaser shall indemnify, defend, protect and hold LC Issuer, Agent and the other Purchasers (other than Delinquent Purchasers or Nonperforming Purchasers) harmless from and against any and all losses, damages, liabilities and expense (including attorneys’ fees) which they may sustain or incur by reason of or in consequence of the Delinquent Purchaser or Nonperforming Purchaser’s failure or refusal to abide by the terms of this Agreement.

14.5. Agent’s Resignation. The Agent may resign at any time by giving at least 30 days’ prior written notice of its intention to do so to each of the Noteholders and the Issuer Representative. Such resignation will be effective upon the appointment by the Required Purchasers of a successor Agent reasonably satisfactory to the Issuer Representative, provided, that if an Event of Default has occurred and is continuing, the Issuer Representative shall have no consent rights with respect to the appointment of a successor Agent. If no successor Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Agent’s giving of such notice of resignation, then the retiring Agent may appoint a successor Agent which shall be a bank or a trust company organized under the laws of the United States of America or any state thereof and having a combined capital, surplus and undivided profit of at least $500,000,000 (so long as no Default or Event of Default exists) with the consent of the Issuer Representative, which shall not be unreasonably withheld or delayed; provided, however, that any successor Agent appointed under this sentence may be removed upon the written request of the Required Purchasers, which request shall also appoint a successor Agent (so long as no Default or Event of Default exists) reasonably satisfactory to the Issuer Representative. Upon the appointment of a new Agent hereunder, the term “Agent” shall for all purposes of this Agreement thereafter mean such successor. After any retiring Agent’s resignation hereunder as Agent, or the removal hereunder of any successor Agent, the provisions of this Agreement shall continue to inure to the benefit of such retiring or removed Agent as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and such retiring or removed Agent shall thereupon be discharged from the duties and obligations of Agent which thereafter arise under the Agreement and Second Lien Credit Documents.

14.6. Concerning the Agent.

14.6.1. Standard of Conduct, etc. The Agent and its officers, directors, employees and agents shall be under no liability to the LC Issuer, any of the Purchasers or to any future holder of any interest in the Note Obligations for any action or failure to act taken or suffered in the absence of gross negligence and willful misconduct, and any action or failure to act in accordance with an opinion of its counsel shall conclusively be deemed to be in the absence of gross negligence and willful misconduct; moreover, in this regard the Agent may consult with independent legal counsel, accountants and other professionals or experts selected by it, and shall not be liable for any action taken or not taken by it or them in good faith in accordance with the advise of such legal counsel, accountants and other professionals or experts. The Agent shall in all cases be entitled to rely, and shall be fully protected in relying, on instructions given to the Agent by the Required Purchasers or, if applicable, the LC Issuer.

14.6.2. No Implied Duties, etc. The Agent shall have and may exercise such powers as are specifically delegated to the Agent under this Agreement or any other Second Lien Credit Document together with all other powers incidental thereto. The Agent shall have no implied duties to any Person or any obligation to take any action under this Agreement or any other Second Lien Credit Document except for action specifically provided for in this Agreement or any other Second Lien Credit Document to be taken by the Agent. The Agent shall not by any reason of this Agreement or the Second Lien Credit Documents have a fiduciary relationship in respect of any Noteholder or LC Issuer.

14.6.3. Validity, etc. The Agent shall not be responsible to the LC Issuer, any Purchaser or any future holder of any Note (a) for the due execution, legality, validity, enforceability or effectiveness of this Agreement or any other Second Lien Credit Document, (b) for any recitals, reports, representations, warranties or statements contained in or made in connection with this Agreement or any other Second Lien Credit Document, (c) for the existence or value of any assets included in any security for the Note Obligations, (d) for the effectiveness of any Lien purported to be included in the Collateral, (e) for the specification or failure to specify any particular assets to be included in the Collateral or (f) unless the Agent shall have failed to comply with Section 14.6.1, for the perfection of the security interests in the Collateral.

14.6.4. Compliance. The Agent shall not be obligated to ascertain or inquire as to the performance or observance of any of the terms of this Agreement or any other Second Lien Credit Document or the satisfaction of any conditions precedent set forth in this Agreement; and in connection with the purchase of any Notes under this Agreement or any other Second Lien Credit Document, the Agent shall be fully protected in relying on a certificate of any Issuer as to the fulfillment by such Issuer of any conditions to such purchase of Notes. The Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or Event of Default unless the Agent has received notice from a Purchaser or Issuer referring to this Agreement, describing with reasonable specificity such Default or Event of Default and stating that such notice is a “notice of default”. Further, if Agent receives such a “notice of default”, Agent shall give prompt notices thereof to the Noteholders.

14.6.5. Employment of Agents and Counsel. The Agent may execute any of its duties as Agent under this Agreement or any other Second Lien Credit Document by or through employees, agents and attorneys-in-fact and shall not be responsible to any of the LC Issuer, Purchasers or an Issuer for the default or misconduct of any such agents or attorneys-in-fact selected by the Agent acting in the absence of gross negligence and willful misconduct. The Agent shall be entitled to advice of counsel concerning all matters pertaining to the agency hereby created and its duties hereunder or under any other Second Lien Credit Document.

14.6.6. Reliance on Documents and Counsel. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any affidavit, certificate, cablegram, consent, instrument, letter, notice, order, document, statement, telecopy, telegram, telex or teletype message or writing reasonably believed in good faith by the Agent to be genuine and correct and to have been signed, sent or made by the Person in question, including any telephonic or oral statement made by such Person, and, with respect to legal matters, upon an opinion or the advice of counsel selected by the Agent.

14.6.7. Agent’s Reimbursement. Each of the Purchasers severally agrees to reimburse the Agent, pro rata in accordance with the outstanding principal amount of Notes held by each Purchaser at the time in question, for any reasonable expenses not reimbursed by the Issuers (without limiting the obligation of the Issuers to make such reimbursement): (a) for which the Agent is entitled to reimbursement by the Issuers under this Agreement or any other Second Lien Credit Document and (b) after the occurrence and during the continuance of a Default or Event of Default, for any other reasonable expenses incurred by the Agent on the Purchasers’ behalf in connection with the enforcement of the Purchasers’ rights under this Agreement or any other Second Lien Credit Document; provided, however, that the Agent shall not be reimbursed for any such expenses arising as a result of its gross negligence or willful misconduct.

14.6.8. Action Not Required. As to any matters not expressly provided for in the Second Lien Credit Documents, the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Purchasers (or if all Purchasers or any other Persons are explicitly required under any other provision of this Agreement, such Persons), and such instructions shall be binding upon all Noteholders; provided, however, that notwithstanding anything in this Agreement or the Second Lien Documents to the contrary, the Agent shall not be required to take any action which the Agent reasonably believes exposes the Agent to personal liability or which the Agent reasonably believes is contrary to this Agreement, any Second Lien Credit Document or law. Not in limitation of the foregoing, the Agent shall exercise any right or remedy it or the Purchasers or LC Issuer has under any Second Lien Credit Document upon the occurrence of a Default or Event of Default unless directed otherwise by the Required Purchasers. The Agent may at any time request instructions from the applicable Purchasers with respect to any actions or approvals which, by the terms of any of the Second Lien Credit Documents, the Agent is permitted or required to take or to grant, and the Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Second Lien Credit Documents until it shall have received such instructions. Without limiting the generality of the foregoing, no Holder shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting under the Second Lien Credit Documents in accordance with the instructions of the Required Purchasers, or, where required by the express terms hereof, a greater proportion of the Purchasers.

14.7. Rights as a Purchaser. With respect to any Notes purchased by it hereunder, Wells Fargo Bank, N.A. shall have the same rights, obligations and powers hereunder as any other Purchaser and may exercise such rights and powers as though it were not the Agent, and unless the context otherwise specifies, Wells Fargo Bank, N.A. shall be treated in its individual capacity as though it were not the Agent hereunder. Wells Fargo Bank, N.A. and its Affiliates may accept deposits from, lend money to, act as trustee for and generally engage in any kind of banking or trust business with Holdings, any of its Subsidiaries or any Affiliate of any of them and any Person who may do business with or own an equity interest in Holdings, any of its Subsidiaries or any Affiliate of any of them, all as if Wells Fargo Bank, N.A. were not the Agent and without any duty to account therefor to the other Purchasers.

14.8. Independent Investment Decision. Each of the Purchasers acknowledges that it has independently and without reliance upon any of the Agent, any other Purchaser or Sankaty Advisors, LLC, based on the financial statements and other documents referred to in Article 7, on the other representations and warranties contained herein and on such other information with respect to Holdings and its Subsidiaries as such Purchaser deemed appropriate, made such Purchaser’s own credit analysis and decision to enter into this Agreement and to make the extensions of credit provided for hereunder. Each Purchaser represents to the Agent, each other Purchaser and Sankaty Advisors, LLC (which shall be a third party beneficiary of, and entitled to rely on, this provision) that such Purchaser will continue to make its own independent investment and other decisions in taking or not taking action under this Agreement or any other Second Lien Credit Document. Each Purchaser expressly acknowledges that neither the Agent nor any Sankaty Purchaser nor Sankaty Advisors, LLC, nor any of the respective officers, directors, employees, agents, attorneys-in-fact or Affiliates of the same has made any representations or warranties to such Purchaser, and no act by the Agent, any Sankaty Purchaser or Sankaty Advisors, LLC taken under this Agreement or any other Second Lien Credit Document, including any review of the affairs of Holdings and its Subsidiaries, shall be deemed to constitute any representation or warranty by such Person. Except for notices, reports and other documents expressly required to be furnished to each Purchaser by the Agent under this Agreement or any other Second Lien Credit Document, the Agent shall not have any duty or responsibility to provide any Purchaser with any credit or other information concerning the business, operations, property, condition, financial or otherwise, or creditworthiness of Holdings or any Subsidiary which may come into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates. The Purchasers acknowledge that, pursuant to any activities described in Section 14.6, Wells Fargo Bank, N.A., its affiliates or their employees, officers, directors, agents, or attorneys-in fact may receive information regarding Holdings, its Subsidiaries or any of their Affiliates (including information that may be subject to confidentiality provisions in favor of such Person) and acknowledge that Wells Fargo Bank, N.A. shall be under no obligation to provide such information to them.

14.9. Reimbursement and Indemnification. Each of the Purchasers severally agrees to reimburse the Agent for any expenses not reimbursed by the Issuers within 30 days (without limiting their obligations to make such reimbursement: (a) for which the Agent is entitled to reimbursement by any Issuer under this Agreement and (b) after the occurrence of an Event of Default, for any other expenses incurred by the Agent on behalf of the Purchasers in connection with the enforcement of their rights under this Agreement or any Second Lien Credit Document. The Purchasers shall severally indemnify the Agent and its officers, directors, employees, agents, attorneys, accountants, consultants and controlling Persons (to the extent not reimbursed by the Issuers and without limiting the obligation of any Issuer to do so), pro rata in accordance with the then outstanding principal balance of the Notes held by each Purchaser, from and against any and all liabilities, obligations, damages, penalties, actions, judgments, suits, losses (including accrued and unpaid Agent’s fees), costs, expenses or disbursements of any kind whatsoever which may at any time be imposed on, incurred by or asserted against the Agent or such Persons relating to or arising out of this Agreement, any other Second Lien Credit Document, the transactions contemplated hereby or thereby, or any action taken or omitted by the Agent in connection with any of the foregoing; provided, however, that the foregoing shall not extend to actions or omissions which are determined in a final, nonappealable judgment by a court of competent jurisdiction to have taken by the Agent with gross negligence or willful misconduct.

14.10. Assumption of Agent’s Rights. Notwithstanding anything herein or in any other Second Lien Credit Document to the contrary, if at any time no Person constitutes the Agent hereunder or the Agent fails to act upon written directions from the Required Purchasers, where direction by the Required Purchasers is sufficient to direct the Agent hereunder, the Required Purchasers shall be entitled to exercise any power, right or privilege granted to the Agent under any Second Lien Credit Document and in so acting the Purchasers shall have the same rights, privileges, indemnities and protections provided to the Agent under the Second Lien Credit Documents.

14.11. Agent’s Fee. The Issuers shall pay to the Agent for its own account the Agent’s fee when and as set forth in the Fee Letter.

14.12. Merger, Conversion or Consolidation. Any Person into which Agent may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which Agent shall be a party, or any corporation succeeding to all or substantially all of the agency business of Agent, shall be the successor of Agent hereunder; provided, that such Person shall be otherwise qualified and eligible under this Agreement, without the execution or filing of any paper or any further act on the part of any of the parties hereto.

ARTICLE 15

CROSS-GUARANTY

15.1. Cross-Guaranty. Each Issuer hereby agrees that such Issuer is jointly and severally liable for, and hereby absolutely and unconditionally guarantees to the Agent, the LC Issuer and the Purchasers and their respective successors and assigns, the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of, all Note Obligations owed or hereafter owing to the Agent, the LC Issuer and the Purchasers by each other Issuer. Each Issuer agrees that its guaranty obligation hereunder is a continuing guaranty of payment and performance and not of collection, that its obligations under this Article 15 shall not be discharged until payment and performance, in full, of the Note Obligations (other than contingent indemnification obligations not yet due and payable) has occurred, and that its obligations under this Article 15 shall be absolute and unconditional, irrespective of, and unaffected by,

(a) the genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Agreement, any other Second Lien Credit Document or any other agreement, document or instrument to which any Issuer is or may become a party;

(b) the absence of any action to enforce this Agreement (including this Article 15) or any other Second Lien Credit Document or the waiver or consent by the Agent, the LC Issuer and the Purchasers with respect to any of the provisions thereof;

(c) the existence, value or condition of, or failure to perfect its Lien against, any security for the Note Obligations or any action, or the absence of any action, by the Agent, the LC Issuer and the Purchasers in respect thereof (including the release of any such security);

(d) the insolvency of any Issuer; or

(e) any other action or circumstances (other than payment in full in cash of the Note Obligations and termination of the commitments hereunder) that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.

Each Issuer shall be regarded, and shall be in the same position, as principal debtor with respect to the Note Obligations guaranteed hereunder.

15.2. Waivers by Issuers. Each Issuer expressly waives all rights it may have now or in the future under any statute, or at common law, or at law or in equity, or otherwise, to compel the Agent, the LC Issuer or the Purchasers to marshal assets or to proceed in respect of the Note Obligations guaranteed hereunder against any other Issuer, any other party or against any security for the payment and performance of the Note Obligations before proceeding against, or as a condition to proceeding against, such Issuer. It is agreed among each Issuer, the Agent, the LC Issuer and the Purchasers that the foregoing waivers are of the essence of the transaction contemplated by this Agreement and the other Second Lien Documents and that, but for the provisions of this Article 15 and such waivers, the Agent, the LC Issuer and the Purchasers would decline to enter into this Agreement.

15.3. Benefit of Guaranty. Each Issuer agrees that the provisions of this Article 15 are for the benefit of the Agent, the LC Issuer and the Purchasers and their respective successors, transferees, endorsees and assigns permitted hereunder, and nothing herein contained shall impair, as between any other Issuer and the Agent, the LC Issuer or the Purchasers, the obligations of such other Issuer under the Second Lien Credit Documents.

15.4. Waiver of Subrogation, Etc. Notwithstanding anything to the contrary in this Agreement or in any other Second Lien Credit Document, and except as set forth in Section 15.7, until final payment in full in cash of the Note Obligations (other than contingent obligations not yet due and payable), each Issuer hereby expressly waives any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off and any and all defenses available to a surety, guarantor or accommodation co-obligor. Each Issuer acknowledges and agrees that this waiver is intended to benefit the Agent, the LC Issuer and the Purchasers and shall not limit or otherwise affect such Issuer’s liability hereunder or the enforceability of this Article 15, and that the Agent, the LC Issuer, the Purchasers and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 15.4.

15.5. Election of Remedies. If the Agent, the LC Issuer or any Purchaser may, under applicable law, proceed to realize its benefits under any of the Second Lien Credit Documents giving the Agent, the LC Issuer or such Purchaser a Lien upon any Collateral, whether owned by any Issuer or by any other Person, either by judicial foreclosure or by non-judicial sale or enforcement, the Agent, the LC Issuer or any Purchaser may, at its sole option, determine which of its remedies or rights it may pursue without affecting any of its rights and remedies under this Article 15. If, in the exercise of any of its rights and remedies, the Agent, the LC Issuer or any Purchaser shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any Issuer or any other Person, whether because of any applicable laws pertaining to “election of remedies” or the like, each Issuer hereby consents to such action by the Agent, the LC Issuer or such Purchaser and waives any claim based upon such action, even if such action by the Agent, the LC Issuer or such Purchaser shall result in a full or partial loss of any rights of subrogation that each Issuer might otherwise have had but for such action by the Agent, the LC Issuer or such Purchaser. Any election of remedies that results in the denial or impairment of the right of the Agent, the LC Issuer or any Purchaser to seek a deficiency judgment against any Issuer shall not impair any other Issuer’s obligation to pay the full amount of the Note Obligations. In the event the Agent, the LC Issuer or any Purchaser shall bid at any foreclosure or trustee’s sale or at any private sale permitted by law or the Second Lien Credit Documents, the Agent, the LC Issuer or such Purchaser may bid all or less than the amount of the Note Obligations and the amount of such bid need not be paid by the Agent, the LC Issuer or such Purchaser but shall be credited against the Note Obligations. The amount of the successful bid at any such sale, whether the Agent, the LC Issuer, Purchaser or any other party is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral and the difference between such bid amount and the remaining balance of the Note Obligations shall be conclusively deemed to be the amount of the Note Obligations guaranteed under this Article 15 notwithstanding that any present or future law or court decision or ruling may have the effect of reducing the amount of any deficiency claim to which the Agent, the LC Issuer or any Purchaser might otherwise be entitled but for such bidding at any such sale.

15.6. Limitation. Notwithstanding any provision herein contained to the contrary, each Issuer’s liability under this Article 15 (which liability is in any event in addition to amounts for which such Issuer is primarily liable as an issuer of Notes) shall be limited to an amount not to exceed as of any date of determination the greater of:

(a) the net amount of all proceeds from the issuance and purchase of Notes paid to any other Issuer under this Agreement and then transferred to, or for the benefit of, such Issuer; and

(b) the amount that could be claimed by the Agent, the LC Issuer and the Purchasers from such Issuer under this Article 15 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law after taking into account, among other things, such Issuer’s right of contribution and indemnification from each other Issuer under Section 15.7.

15.7. Contribution with Respect to Guaranty Obligations.

15.7.1. To the extent that any Issuer shall make a payment under this Article 15 of all or any of the Note Obligations (a “Guarantor Payment”) that, taking into account all other Guarantor Payments then previously or concurrently made by any other Issuer, exceeds the amount that such Issuer would otherwise have paid if each Issuer had paid the aggregate Note Obligations satisfied by such Guarantor Payment in the same proportion that such Issuer’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Issuers as determined immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Note Obligations and termination of the obligation to purchase Additional Notes, such Issuer shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Issuer for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

15.7.2. As of any date of determination, the “Allocable Amount” of any Issuer shall be equal to the maximum amount of the claim that could then be recovered from such Issuer under this Article 15 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.

15.7.3. This Section 15.7 is intended only to define the relative rights of Issuers and nothing set forth in this Section 15.7 is intended to or shall impair the obligations of Issuers, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement, including Section 15.1.

Nothing contained in this Section 15.7 shall limit the liability of any Issuer to pay the Notes made directly or indirectly to that Issuer and accrued interest, fees and expenses with respect thereto for which such Issuer shall be primarily liable.

15.7.4. The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Issuer to which such contribution and indemnification is owing.

15.7.5. The rights of the indemnifying Issuers against other Issuers under this Section 15.7 shall be exercisable upon the full and indefeasible payment of the Note Obligations and the termination of the obligation to purchase Additional Notes.

15.8. Liability Cumulative. The liability of Issuers under this Article 15 is in addition to and shall be cumulative with all liabilities of each Issuer to the Agent, the LC Issuer and the Purchasers under this Agreement and the other Second Lien Credit Documents to which such Issuer is a party or in respect of any Note Obligations or obligation of the other Issuer, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

15.9. Subordination.

15.9.1. Each Issuer covenants and agrees that the payment of any indebtedness and all obligations and liabilities owing by any Issuer in favor of any other Issuer, whether now existing or hereafter incurred (collectively, the “Intercompany Obligations”) is subordinated, to the extent and in the manner provided in this Section 15.9, to the prior payment in full in cash of all Note Obligations (other than contingent obligations not yet due and payable which, for the avoidance of doubt and for all purposes of this Section 15.9, shall not include the obligation to cash collateralize Specified LCs) owed or hereafter owing to the Agent, the LC Issuer and Purchasers by the Issuers and that such subordination is for the benefit of the Agent for itself, the LC Issuer and the Purchasers.

15.9.2. Each Issuer hereby (i) authorizes the Agent on behalf of the LC Issuer and the Purchasers to demand specific performance of the terms of this Section 15.9 at any time when any Issuer shall have failed to comply with any provisions of this Section 15.9 which are applicable to it and (ii) irrevocably waives any defense based on the adequacy of a remedy at law, which might be asserted as a bar to such remedy of specific performance.

15.9.3. Upon any distribution of assets of any Issuer in any dissolution, winding up, liquidation or reorganization (whether in bankruptcy, insolvency or receivership proceedings or upon an assignment for the benefit of creditors or otherwise):

(a) The Agent, the LC Issuer and the Purchasers shall first be entitled to receive payment in full in cash of the Note Obligations (other than contingent obligations not yet due and payable) before any Issuer is entitled to receive any payment on account of the Intercompany Obligations.

(b) Any payment or distribution of assets of any Issuer of any kind or character, whether in cash, property or securities, to which any other Issuer would be entitled except for the provisions of this Section 15.9.3, shall be paid by the liquidating trustee or agent or other Person making such payment or distribution directly to the Agent for the benefit of the LC Issuer and the Purchasers in the manner set forth herein, to the extent necessary to make payment in full in cash of all Note Obligations (other than contingent obligations not yet due and payable) remaining unpaid after giving effect to any concurrent payment or distribution or provisions therefor to the Agent for itself, the LC Issuer and the Purchasers.

(c) In the event that notwithstanding the foregoing provisions of this Section 15.9.3, any payment or distribution of assets of any Issuer of any kind or character, whether in cash, property or securities, shall be received by any other Issuer on account of any Intercompany Obligations before all Note Obligations (other than contingent obligations not yet due and payable) are paid in full in cash, such payment or distribution shall be received and held in trust for and shall be paid over to the Agent for itself, the LC Issuer and the Purchasers for application to the payment of the Note Obligations until all of the Note Obligations (other than contingent obligations not yet due and payable) shall have been paid in full in cash, after giving effect to any concurrent payment or distribution or provision therefor to the Agent for itself, the LC Issuer and the Purchasers.

15.9.4. No right of the Agent, the LC Issuer, any Purchaser or any other present or future holders of the Note Obligations to enforce subordination as provided herein shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of any Issuer or by any act or failure to act, in good faith, by any Issuer, or by any noncompliance by any Issuer with the terms of the Intercompany Obligations, regardless of any knowledge thereof which any Issuer may have or be otherwise charged with.

ARTICLE 16

MISCELLANEOUS

16.1. Expenses. Whether or not the transactions contemplated hereby shall be consummated, the Issuers agree to promptly pay all the actual and reasonable out-of-pocket costs and expenses incurred by the Agent and Sankaty in connection with the due diligence review conducted by the Agent and Sankaty relating to the transactions contemplated hereby, the negotiation, review and execution of the Documents and other documents related to the transactions contemplated hereby and the Closing (including the reasonable costs and expenses of such entities’ agents and representatives performing aspects of each of the foregoing, including, without limitation, Ropes & Gray LLP and Sidley Austin Brown & Wood LLP). In addition, the Issuers agree to promptly pay in full: (a) all reasonable out-of-pocket costs and expenses (including, without limitation, reasonable fees and disbursements of counsel) incurred by the Agent, the LC Issuer and the Purchasers in connection with any proposed reduction of the Aggregate Availability, issuance of Additional Notes or waiver or amendment of any Document, whether or not effected, (b) following the occurrence and during the continuance of an Event of Default, all reasonable out-of-pocket costs and expenses (including, without limitation, reasonable fees and disbursements of counsel) incurred by the Agent, the LC Issuer and the Purchasers in enforcing any obligations of or in collecting any payments due hereunder or under the Notes by reason of such Event of Default and (c) all reasonable out-of-pocket costs and expenses (including, without limitation, reasonable fees and disbursements of counsel) incurred by the Agent, the LC Issuer and the Purchasers in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a workout, or any insolvency or bankruptcy proceedings; provided that, in the case of each such event, each of the Agent, the LC Issuer and the Purchasers (collectively) shall only be entitled to payment of the fees, expenses and disbursements of a single outside counsel, in addition to any local counsel and other professionals, with the Purchasers’ counsel to be designated by the Required Purchasers.

16.2. Indemnity. In addition to the payment of expenses pursuant to Section 16.1, whether or not the transactions contemplated hereby shall be consummated, the Issuers (as “Indemnitor”) agrees to indemnify, pay and hold the Agent, the LC Issuer and the Purchasers, and the officers, directors, partners, managers, members, employees, agents, and Affiliates of the Agent, the LC Issuer and the Purchasers (collectively called the “Indemnitees”) harmless from and against any and all other liabilities, costs, expenses, obligations, losses, damages, penalties, actions, judgments, suits, claims and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of one counsel for such Indemnitees) in connection with any investigative, administrative or judicial proceeding commenced or threatened (excluding claims among Indemnitees and, with the exception of claims arising out of otherwise indemnifiable matters (e.g., actions to enforce the indemnification rights provided hereunder), excluding claims between the Issuers and an Indemnitee), whether or not such Indemnitee shall be designated a party thereto, which may be imposed on, incurred by, or asserted against that Indemnitee, in any manner relating to or arising out of this Agreement, the Securities, the Documents or the other documents related to the transactions contemplated hereby, the Purchasers’ agreement to purchase the Securities or the use or intended use of the proceeds of any of the proceeds thereof to the Issuers (the “Indemnified Liabilities”); provided, that the Indemnitor shall not have any obligation to an Indemnitee hereunder with respect to an Indemnified Liability to the extent that such Indemnified Liability arises from the gross negligence, bad faith or willful misconduct of that Indemnitee. Each Indemnitee shall give the Indemnitor prompt written notice of any claim that might give rise to Indemnified Liabilities setting forth a description of those elements of such claim of which such Indemnitee has knowledge; provided, that any failure to give such notice shall not affect the obligations of the Indemnitor unless (and then solely to the extent) such Indemnitor is materially prejudiced thereby. The Indemnitor shall have the right at any time during which such claim is pending to select counsel to defend and control the defense thereof and settle any claims for which it is responsible for indemnification hereunder (provided that the Indemnitor will not settle any such claim without (i) the appropriate Indemnitee’s prior written consent, which consent shall not be unreasonably withheld or (ii) obtaining an unconditional release of the appropriate Indemnitee from all claims arising out of or in any way relating to the circumstances involving such claim and without any admission as to culpability or fault of such Indemnitee) so long as in any such event, the Indemnitor shall have stated in a writing delivered to the Indemnitee that, as between the Indemnitor and the Indemnitee, the Indemnitor is responsible to the Indemnitee with respect to such claim to the extent and subject to the limitations set forth herein; provided, that the Indemnitor shall not be entitled to control the defense of any claim in the event that in the reasonable opinion of counsel for the Indemnitee, there are one or more material defenses available to the Indemnitee which are not available to the Indemnitor; provided further, that with respect to any claim as to which the Indemnitee is controlling the defense, the Indemnitor will not be liable to any Indemnitee for any settlement of any claim pursuant to this Section 16.2 that is effected without its prior written consent, which consent shall not be unreasonably withheld. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section 16.2 may be unenforceable because it is violative of any law or public policy, each Issuer shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnitees or any of them.

16.3. Amendments and Waivers. No amendment, modification, termination or waiver of any provision of this Agreement or any other Second Lien Credit Document, shall in any event be effective without the written consent of the Required Purchasers and the Issuers; provided, that no amendment, modification, termination or waiver of any of the following shall be effected without the written consent of the Supermajority Purchasers: (i) release of any Collateral not provided for under the Agreement or the other Note Documents, or amend any provision providing for such release of Collateral; (ii) amendment of any covenant provided in Annex B, C or D or any related definition; or (iii) amendment of the requirement specified in Section 13.1.2 that Notes and put obligations be assigned pro rata; and provided further that no amendment, modification, waiver or consent shall, unless in writing and signed by each Purchaser affected thereby and the LC Issuer, do any of the following: (a) release any Issuer or reduce, alter or affect, extend the maturity or time of, or right to receive, payment of principal of, or premium, if any, or interest on, any Note or the obligation of any Issuer with respect to the Notes (other than as a result of waiving a Default or Event of Default giving rise to a right of acceleration, which shall be by written consent of the Required Purchasers or, with respect to a Default or Event of Default arising from the breach of a covenant that may be amended, modified or waived only by the Supermajority Purchasers, by the Supermajority Purchasers); or (b) modify in any way the right to any payment under Article 3, including the timing, amount or portion of such payment required to be paid in cash; or (c) reduce the rate of interest or the principal amount of any of the Notes or increase the relative amount of interest which the Issuers may pay through capitalizing the same; or (d) impair or affect the right of any Purchaser to institute suit for enforcement of any such payment to which such Purchaser is entitled pursuant to this Agreement; or (e) alter the percentage of Purchasers necessary to modify or take action under this Agreement including changing the definition of Required Purchasers or Supermajority Purchasers; or (f) modify in any way the rights of any Purchaser under Sections 3.5.3 or (g) alter in any way any provision governing the assignability or transferability of the Notes and/or the Warrants and/or put obligations, or (h) amend Section 16.1 or 16.3; or (i) modify the terms of any Warrant other than in accordance with the terms thereof or (j) modify any of the provisions of Section 7 or Section 8, or waive any of the conditions set forth therein in connection with a particular issuance of Notes or (k) release all or a material portion of the Collateral other than pursuant to the Second Lien Credit Documents; and provided, further, that any amendment or modification of the Second Lien Credit Documents that would affect the rights or duties of the Agent under the Second Lien Credit Documents shall require the consent of the Agent, including any provision of Article 14, and any amendment or modification of this Agreement or any other Second Lien Credit Documents that would affect the rights or duties of the LC Issuer, including any provision of Article 3, shall require the consent of the LC Issuer. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on the Issuers in any case shall entitle the Issuers to any further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 16.3 shall be binding upon each holder of the Securities at the time outstanding and each future holder thereof.

16.4. Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitation of, another covenant shall not avoid the occurrence of an Event of Default or Default if such action is taken or condition exists.

16.5. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and delivered personally or sent via a nationally recognized overnight courier. Such notices, demands and other communications will be delivered or sent to the address indicated below:

If to any Issuer:

Core-Mark International, Inc.

395 Oyster Point Boulevard, #415

South San Francisco, CA 94080

Phone: (650) 589-9445

Fax: (650) 589-4010

Attention: Treasurer

with a copy to:

Kirkland & Ellis LLP

200 East Randolph Drive

Chicago, IL 60601

Phone: (312) 861-2000

Fax: (312) 861-2200

Attention: Maureen Sweeney

If to Purchasers, to the address

set forth on Schedule I

With a copy to:

Ropes & Gray LLP

One International Place

Boston, Massachusetts 02110

Phone: (617) 951-7000

Fax: (617) 951-7050

Attention: Alyson Allen

If to the Agent:

Wells Fargo Bank, N.A.

Wholesale Loan Services – Agency Syndication Department

201 Third Street, 8th Floor

San Francisco, California 94103

With a copy to:

Sidley Austin Brown & Wood LLP

555 W. 5th Street

Los Angeles, California 90013

Phone: (213) 896-6000

Fax: (213) 896-6600

Attention: Samantha Good

and

Wells Fargo Capital Markets

550 California Street, 14th Floor, MAC A0112-144

San Francisco, California 94104

Telephone: (415) 222-6388

Fax: (415) 975-7235

Attention: Peta Swidler

and

Wells Fargo Bank, N.A.

201 Third Street, 8th Flr.

San Francisco, CA 94103

Telephone: (415) 477-5404

Fax: (415) 512-9408

Attention: Jeffrey Gee

Email: Jeffrey.gee@wellsfargo.com

Team email: Agentsf@wellsfargo.com

Mac: AO187-81

If to the LC Issuer:

Wells Fargo Bank, N.A.

Trade Services Division, Northern California

One Front Street, 21st Floor

San Francisco, California 94111

Phone: 800-798-2815

E-mail: sftrade@wellsfargo.com

With a copy to:

Sidley Austin Brown & Wood LLP

555 W. 5th Street

Los Angeles, California 90013

Phone: (213) 896-6000

Fax: (213) 896-6600

Attention: Samantha Good

and

Wells Fargo Capital Markets

550 California Street, 14th Floor, MAC A0112-144

San Francisco, California 94104

Telephone: (415) 222-6388

Fax: (415) 975-7235

Attention: Peta Swidler

and

Wells Fargo Bank, N.A.

201 Third Street, 8th Flr.

San Francisco, CA 94103

Telephone: (415) 477-5404

Fax: (415) 512-9408

Attention: Jeffrey Gee

Email: Jeffrey.gee@wellsfargo.com

Team email: Agentsf@wellsfargo.com

Mac: AO187-81

or such other address or to the attention of such other Person as the recipient party shall have specified by prior written notice to the sending party in accordance with this Section 16.5. Any such communication shall be deemed to have been received when actually delivered or refused.

16.6. Survival of Warranties and Certain Agreements.

16.6.1. Any liability of any Issuer for any breach of, or inaccuracy in, the representations and warranties made by it herein shall survive the execution and delivery of this Agreement and the sale and delivery of the Securities hereunder, including the execution and delivery of the Notes, and shall continue until no Securities remain outstanding; provided, that if all or any part of any payment for the Securities is set aside, such Issuer shall remain liable for any breach of, or inaccuracy in, the representations and warranties made by it herein as if no such payment had been made.

16.6.2. Any liability of any Issuer for any breach of or default in the performance of the agreements made by it herein shall survive the execution and delivery of this Agreement and the sale and delivery of the Securities hereunder, including the execution and delivery of the Notes, and shall continue until no Securities remain outstanding; provided, that if all or part of any payment for the Securities is set aside, such Issuer shall remain liable for any breach of or default in the performance of such agreements.

16.6.3. Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of the Issuers set forth in Sections 16.1 and 16.2 shall survive the payment of the Notes, the redemption, cancellation or exchange of the Securities and the termination of this Agreement.

16.7. Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of the Agent or any Purchaser in the exercise of any power, right or privilege hereunder or under the Securities shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing under this Agreement or the Securities are cumulative to and not exclusive of, any rights or remedies otherwise available.

16.8. Severability. If and to the extent that any provision in this Agreement or the Notes shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions of this Agreement, the Notes or of the other obligations of Holdings under any of such provisions, or of such provision or obligation in any other jurisdiction, or of such provision to the extent not invalid, illegal or unenforceable shall not in any way be affected or impaired thereby. Without limiting the foregoing, if and to the extent that Arkansas law is determined by an order of a court of competent jurisdiction to apply to the obligations of Core-Mark Midcontinent, Inc and to limit the amount of interest, fees or other charges which such Issuer may be charged hereunder, the amounts owing hereunder by Core-Mark Midcontinent, Inc. with respect to any Put Consideration, interest or other amounts owing from time to time shall be limited to those amounts which would not be a violation of such applicable Arkansas law.

16.9. Heading. Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

16.10. Applicable Law. This Agreement shall be governed by, and shall be construed and enforced in accordance with, the laws of the State of New York, without regard to the principles of conflicts of laws except to the extent required to give effect to this choice of law provision.

16.11. Successors and Assigns; Subsequent Holders. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of the Purchasers, Agent or LC Issuer. The terms and provisions of this Agreement and all certificates delivered pursuant hereto shall inure to the benefit of any assignee or transferee of the Securities or the rights and obligations of the Purchasers, Agent or LC Issuer under Article 3, to the extent the assignment is permitted hereunder, and in the event of such transfer or assignment, the rights and privileges herein conferred upon the Purchasers, Agent or LC Issuer, as applicable, shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof. Each Issuer’s respective rights or any interest therein or hereunder may not be assigned other than as contemplated in this Agreement without the written consent of each Purchaser.

16.12. Consent to Jurisdiction and Service of Process. All judicial proceedings brought against any Issuer, with respect to this Agreement or any Notes may be brought in any state or federal court of competent jurisdiction in the State of New York and by execution and delivery of this Agreement, each Issuer accepts for itself and in connection with its properties, generally and unconditionally, the jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement subject, however, to rights of appeal. Each Issuer hereby agrees that service upon it in the manner provided for the giving of notices in Section 16.5 shall constitute sufficient notice. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of any Purchaser to bring proceedings against any Issuer in the courts of any other jurisdiction.

16.13. Waiver of Jury Trial. Each Issuer hereby waives, to the full extent permitted by applicable law, trial by jury in any litigation in any court with respect to, in connection with, or arising out of this Agreement or any other Second Lien Credit Document or the validity, protection, interpretation, collection or enforcement thereof. Notwithstanding anything contained in this Agreement to the contrary, no claim may be made by any Issuer against the Agent, LC Issuer or any Purchaser for any lost profits or any special, indirect or consequential damages in respect of any breach or wrongful conduct (other than willful misconduct constituting actual fraud) in connection with, arising out of or in any way related to the transactions contemplated hereunder or under the other Second Lien Credit Documents, or any act, omission or event occurring in connection therewith. Each Issuer hereby waives, releases and agrees not to sue upon any such claim for any such damages. Each Issuer agrees that this Section 16.13 is a specific and material aspect of this Agreement and acknowledges that the Purchasers would not extend to the Issuers any monies hereunder and the LC Issuer would not issue the Specified LCs if this Section 16.13 were not part of this Agreement.

16.14. Counterparts; Effectiveness. This Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto.

16.15. Confidentiality. The Agent and each Purchaser agrees to keep confidential (and to cause its respective officers, directors, employees, agents and representatives to keep confidential) all information, materials and documents concerning the business of Holdings and its Subsidiaries furnished to such person by Holdings or its Subsidiaries or on its behalf pursuant to this Agreement (the “Information”). Notwithstanding the foregoing, the Agent and any Purchaser shall be permitted to disclose Information (i) to its officers, managers, members, partners, directors, employees, agents and representatives provided that such Information shall remain confidential; (ii) to the extent required by applicable laws and regulations or by any subpoena or similar legal process, or to the extent requested by any governmental agency or authority in which event such Purchaser agrees to provide notice thereof to the Issuer Representative; (iii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Agreement, (B) becomes available to the Agent or such Purchaser on a non-confidential basis from a source other than Holdings or its Subsidiaries other than from a third party which the Agent or the Purchaser is aware is breaching its confidentiality obligations to Holdings or (C) was available to the Agent or the Purchaser on a non-confidential basis prior to its disclosure to the Agent or the Purchaser by Holdings or its Subsidiaries; (iv) to the extent Holdings or its Subsidiaries shall have consented to such disclosure in writing; (v) in connection with the assignment of any Securities provided that the recipient of Information agrees to maintain the confidentiality of the Information; (vi) to its respective investors or lenders in connection with any reporting performed by such Purchaser to any such Persons provided that the recipient of Information agrees to maintain the confidentiality of the Information; or (vii) in connection with the exercise of its rights and remedies under the Second Lien Credit Documents. Notwithstanding anything else in this Agreement, or in any other written or oral understanding or agreement to which the parties hereto are parties or by which they are bound, each party (and its representatives, agents and employees) may consult any tax advisor regarding the tax treatment and tax structure of the transaction and may disclose to any Person, without limitation, the tax treatment and tax structure of the transaction and all materials (including opinions or other tax analyses) that are provided relating to such treatment or structure.

16.16. Entirety. This Agreement and the other Second Lien Credit Documents embody the entire agreement among the parties, and supersede all prior agreements and understandings, if any, relating to the subject matter hereof and thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by the respective duly authorized officers of the undersigned and by the undersigned as of the date first written above.

ISSUERS

CORE-MARK HOLDING COMPANY, INC.

CORE-MARK HOLDINGS I, INC.

CORE-MARK HOLDINGS II, INC.

CORE-MARK HOLDINGS III, INC.

CORE-MARK INTERNATIONAL, INC.

CORE-MARK MIDCONTINENT, INC.

CORE-MARK INTERRELATED COMPANIES, INC.

HEAD DISTRIBUTING COMPANY

MINTER-WEISMAN CO.

Name:
Title:

AGENT

WELLS FARGO BANK, N.A.

Name:	Peta Swidler
Title:	Senior Vice-President

LC ISSUER

WELLS FARGO BANK, N.A.

Name:	Peta Swidler
Title:	Senior Vice-President

PURCHASERS

PROSPECT HARBOR CREDIT PARTNERS, L.P.

Name:
Title:

SANKATY CREDIT OPPORTUNITIES, L.P.

Name:
Title:

SANKATY HIGH YIELD ASSET PARTNERS, L.P.

Name:
Title:

SANKATY HIGH YIELD PARTNERS II, L.P.

Name:
Title:

SANKATY HIGH YIELD PARTNERS III, L.P.

Name:
Title:

RGIP, LLC

Name:
Title:

WELLS FARGO BANK, N.A.

Name:	Peta Swidler
Title:	Senior Vice-President

CANPARTNERS INVESTMENTS IV, LLC

Name:
Title:

GOLDMAN, SACHS & CO.

Name:	Richard Katz
Title:	Managing Director

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